                              EXHIBIT 10.5 TO S-1



                                   AGREEMENT


                                    BETWEEN


                         OPHIDIAN PHARMACEUTICALS, INC.

                                      AND

                             ELI LILLY AND COMPANY


                                  JUNE 3, 1996
**** Indicates where confidential material has been omitted and filed separately with the Commission

                               TABLE OF CONTENTS

**** Indicates where confidential material has been omitted and filed separately with the Commission

                                   AGREEMENT

ARTICLE 1   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Bulk Drug Substance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Bulk Drug Substance Process  . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4     Bulk Manufacturing Program . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.5     Bulk Process Development Program . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6     CDAD Diagnostic  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7     Clinical Development Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8     Clinical Development Program . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.9     Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.10    Drug Product . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.11    Drug Product Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.12    Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.13    Enabling Technology  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.14    FDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.15    GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.16    GLP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.17    GMP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.18    Lilly Patents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.19    Lilly Program Patents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.20    Lilly Program Technology . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.21    Lilly Technology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.22    Major Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.23    Manufacturing Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.24    Manufacturing Program  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.25    Net Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.26    Ophidian Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.27    Ophidian Program Patents . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.28    Ophidian Program Technology  . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.29    Ophidian Technology  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.30    Process Development Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.31    Product Design . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.32    Product Idea . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.33    Product Launch . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.34    Product Manufacturing Program  . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.35    Product Process Development Program  . . . . . . . . . . . . . . . . . . . . .   5
         1.36    Program Patents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.37    Program Technology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.38    Project Team . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.39    Regulatory Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         1.40    Steering Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.41    Third Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.42    Trademark  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.43    Trigger Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         1.44    Valid Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6


ARTICLE 2   COLLABORATION SCOPE AND GOVERNANCE  . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.1     Purpose and Scope  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2     Steering Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.3     Project Team . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4     Responsibilities of Project Team . . . . . . . . . . . . . . . . . . . . . . .   8
         2.5     Disagreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.6     Governance Following Product Launch  . . . . . . . . . . . . . . . . . . . . .   8


ARTICLE 3   CLINICAL DEVELOPMENT PROGRAM  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.1     Commencement; Roles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2     Clinical Development Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.3     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.4     Clinical Development Costs . . . . . . . . . . . . . . . . . . . . . . . . . .   9


ARTICLE 4   BULK DRUG SUBSTANCE AND PRODUCT PROCESS
                 DEVELOPMENT PROGRAMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.1     Commencement; Roles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.2     Process Development Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.3     Bulk Process Development Program . . . . . . . . . . . . . . . . . . . . . . .   10
         4.4     Product Process Development Program  . . . . . . . . . . . . . . . . . . . . .   10
         4.5     Process Development Costs  . . . . . . . . . . . . . . . . . . . . . . . . . .   10


ARTICLE 5   BULK MANUFACTURING AND PRODUCT
                 MANUFACTURING PROGRAM  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.1     Commencement; Roles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.2     Manufacturing Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.3     Manufacturing Bulk Drug Substance  . . . . . . . . . . . . . . . . . . . . . .   11
         5.4     Processing Bulk Drug Substance into Drug Product . . . . . . . . . . . . . . .   12
         5.5     Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13


ARTICLE 6   CDAD DIAGNOSTIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE 7   COMMERCIALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.1     Commercialization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.2     Marketing  Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.3     Commercial Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.4     Commercialization Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14


ARTICLE 8   EQUITY INVESTMENTS AND MILESTONE FEES . . . . . . . . . . . . . . . . . . . . . . .   14
         8.1     Initial Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.2     Milestone Equity Investments or Fees . . . . . . . . . . . . . . . . . . . . .   14
ARTICLE 9   LICENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.1     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.2     Lilly Manufacturing and Other Rights Following Trigger
                 Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.3     Trigger Event Involving Force Majeure  . . . . . . . . . . . . . . . . . . . .   19
         9.4     Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19


ARTICLE 10   TRADEMARKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         10.1    Selection; License; Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   19
         10.2    Infringement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19


ARTICLE 11   SUBSEQUENT PRODUCTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19


ARTICLE 12   INFORMATION AND REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         12.1    Information Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         12.2    Complaints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         12.3    Adverse Drug Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         12.4    Use of information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         12.5    Publications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         12.6    Regulatory Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21


ARTICLE 13   INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         13.1    Ownership of Inventions and Know-How . . . . . . . . . . . . . . . . . . . . .   22
         13.2    Infringement Claims by Third Parties . . . . . . . . . . . . . . . . . . . . .   23
         13.3    Infringement Claims Against Third Parties  . . . . . . . . . . . . . . . . . .   24
         13.4    Notice of Certification  . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         13.5    Patent Term Extensions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 14   CONFIDENTIALITY AND NONDISCLOSURE  . . . . . . . . . . . . . . . . . . . . . . . .   26
         14.1    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         14.2    Authorized Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         14.3    Nondisclosure of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .   26

         14.4    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         14.5    Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27


ARTICLE 15   TERM AND TERMINATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . .   27
         15.1    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         15.2    Termination for Material Breach  . . . . . . . . . . . . . . . . . . . . . . .   27
         15.3    Termination Based on Results of Immunology Tests . . . . . . . . . . . . . . .   27
         15.4    Termination by Lilly for Failure to Meet Goals . . . . . . . . . . . . . . . .   27
         15.5    Termination Upon Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . .   28
         15.6    Accrued Rights, Surviving Obligations  . . . . . . . . . . . . . . . . . . . .   28
         15.7    Rights Upon Termination for Breach . . . . . . . . . . . . . . . . . . . . . .   28
         15.8    Assistance following Termination . . . . . . . . . . . . . . . . . . . . . . .   29


ARTICLE 16   INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29


ARTICLE 17   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         17.1    Right, Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         17.2    Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         17.3    No Approvals or Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         17.4    Patents; Prior Art . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         17.5    Prior Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         17.6    No Debarrment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31


ARTICLE 18   GOVERNING LAW; DISPUTE RESOLUTION  . . . . . . . . . . . . . . . . . . . . . . . .   31
         18.1    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         18.2    Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31


ARTICLE 19   MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         19.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         19.2    Foreign Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         19.3    Non Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         19.4    Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         19.5    Entirety of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         19.6    Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         19.7    Disclaimer of Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         19.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         19.9    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         19.10   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         19.11   Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         19.12   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

         19.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         19.14   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

                                   AGREEMENT


         THIS AGREEMENT ("AGREEMENT") is entered into as of the 3rd day of June, 1996 ("EFFECTIVE DATE"), by and among OPHIDIAN PHARMACEUTICALS, INC., a Wisconsin corporation ("OPHIDIAN"), and ELI LILLY AND COMPANY, an Indiana corporation ("Lilly").


                                    RECITALS


         A. Ophidian has developed avian antibody-based technology for the treatment of Clostridium difficile associated diseases ("CDAD").

         B. Lilly is engaged in the research, development, marketing, manufacture and distribution of therapeutic pharmaceutical and animal health products and health care solutions.

         C. Ophidian and Lilly desire to enter into a collaborative agreement with respect to the further research, development, manufacture and sale of products for the treatment of CDAD.


                                   AGREEMENT


         In consideration of the foregoing, and the covenants and premises contained in this Agreement, Ophidian and Lilly agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

As used herein, the following terms shall have the following meanings:

         1.1 "AFFILIATE" shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include without limitation any company forty percent (40%) or more of whose voting stock (or other comparable ownership interest for an entity other than a corporation) is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, forty percent (40%) or more of the voting stock (or other comparable ownership interest for an entity other than a corporation) of a party.

         1.2 "BULK DRUG SUBSTANCE" shall mean a preparation comprising a polyclonal avian antibody, effective in treating CDAD, in bulk form.

         1.3 "BULK DRUG SUBSTANCE PROCESS" shall mean the process or processes used to manufacture the Bulk Drug Substance and to confirm specifications and stability of Bulk Drug Substance.

         1.4 "BULK MANUFACTURING PROGRAM" shall mean the effort necessary to develop adequate manufacturing capabilities for clinical and commercial supply of the Bulk Drug Substance.

         1.5 "BULK PROCESS DEVELOPMENT PROGRAM" shall mean the process development effort necessary to complete development of a process to manufacture the Bulk Drug Substance.

         1.6     "CDAD DIAGNOSTIC" shall have the meaning set forth in Article
6.

         1.7 "CLINICAL DEVELOPMENT PLAN" shall have the meaning assigned thereto in Section 3.2.

         1.8 "CLINICAL DEVELOPMENT PROGRAM" shall mean the pre-clinical studies, clinical trials and regulatory filings and related steps directed toward Regulatory Approval of the Drug Product.

         1.9 "CONFIDENTIAL INFORMATION" shall mean each party's confidential information, inventions, know-how or data, and shall include, without limitation, manufacturing, marketing, financial, regulatory, personnel and other business information and plans, whether in oral, written, graphic or electronic form and whether in existence as of the Effective Date or developed or acquired in the future, except where such information (i) is public knowledge at the time of disclosure by the disclosing party, (ii) becomes public knowledge through no fault of the receiving party or (iii) was in the possession of the receiving party at the time of disclosure by the disclosing party as evidenced by proper business records.

         1.10 "DRUG PRODUCT" shall mean a finished product form prepared from the Bulk Drug Substance and ready for administration to the ultimate consumer as a pharmaceutical.

         1.11 "DRUG PRODUCT PROCESS" shall mean the process or processes used to convert the Bulk Drug Substance to the Drug Product, including but not limited to formulating and fill/finishing.

         1.12 "EFFECTIVE DATE" shall mean the date indicated at the beginning of this Agreement.

         1.13 "ENABLING TECHNOLOGY" shall mean, collectively, Program Patents and Program Technology.

         1.14    "FDA" shall mean the United States Food and Drug
Administration.

         1.15 "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

         1.16 "GLP" shall mean the current Good Laboratory Practice Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the regulatory filings made with respect to the Drug Product with the FDA or foreign regulatory agents.

         1.17 "GMP" shall mean the current Good Manufacturing Practices Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), and all additional procedures expressed or implied in the regulatory filings made with respect to the Drug Product with the FDA or foreign regulatory authorities.

         1.18 "LILLY PATENTS" shall mean all patents, both foreign and domestic, with claims which cover the manufacture, use or sale of Bulk Drug Substance and/or Drug Product and which have not been held invalid or unenforceable in a decision by a court of competent jurisdiction from which no appeal has been or can be taken, including without limitation all substitutions, extensions, reissues, renewals, supplementary protection certificates, and inventors' certificates, issued as of, or which subsequently issue from applications (including provisional applications, divisionals, continuations and continuations-in-part) pending as of the Effective Date which Lilly or any majority owned Affiliate of Lilly, owns, controls or has a license to (with right to sublicense), including, without limitation, those Patents being listed on Schedule 1.20 attached hereto.

         1.19 "LILLY PROGRAM PATENTS" shall mean all patents, both foreign and domestic, including without limitation, all substitutions, extensions, reissues, renewals, supplementary protection certificates, and inventors' certificates thereof, and all patent applications including provisional applications, divisions, continuations and continuations-in-part with claims which cover the manufacture, use or sale of Bulk Drug Substance and/or Drug Product that are filed or acquired by Lilly (with the right to sublicense) after the Effective Date.

         1.20 "LILLY PROGRAM TECHNOLOGY" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, any replication or any part of such material, which is developed or acquired (with the right to disclose and/or sublicense) by Lilly after the Effective Date and which relate to the manufacture, use or sale of Bulk Drug Substance and/or Drug Product.

         1.21 "LILLY TECHNOLOGY" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, any replication or any part of such material, necessary for the development and manufacture of Drug Product, that Lilly or any Affiliate of Lilly, owns or controls as of the Effective Date.

         1.22    "MAJOR MARKET"  shall mean *******************.

         1.23 "MANUFACTURING PLAN" shall have the meaning assigned thereto in Section 5.2.

         1.24 "MANUFACTURING PROGRAM" shall mean the effort to scale-up for and manufacture the Bulk Drug Substance and Drug Product for clinical and commercial supply.

         1.25    "NET SALES" shall mean  ***************************************
********************************************************************************
********************************.

         1.26 "OPHIDIAN PATENTS" shall mean all patents, both foreign and domestic, with claims that cover the manufacture, use or sale of Bulk Drug Substance and/or Drug Product and which have not been held invalid or unenforceable in a decision by a court of competent jurisdiction from which no appeal has been or can be taken, including without limitation all substitutions, extensions, reissues, renewals, supplementary protection certificates, and inventors' certificates, issued as of, or which subsequently issue from applications (including provisional applications, divisionals, continuations and continuations-in-part) pending as of the Effective Date which Ophidian owns, controls or has a license to (with the right to sublicense), including but not limited to those patents and patent applications listed on
Schedule 1.26 attached hereto.

         1.27 "OPHIDIAN PROGRAM PATENTS" shall mean all patents, both foreign and domestic, including without limitation, all substitutions, extensions, reissues, renewals, supplementary protection certificates, and inventors' certificates thereof, and all patent applications including provisional applications, divisions, continuations and continuations-in-part, covering inventions made by, or acquired by (with the right to sublicense) with claims that cover the manufacture, use or sale of Bulk Drug Substance or Drug Product that are filed or acquired by Ophidian after the Effective Date.

         1.28 "OPHIDIAN PROGRAM TECHNOLOGY" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, any replication or any part of such material, which is developed or acquired (with the right to disclose and/or sublicense) by Ophidian after the Effective Date and which relate to the manufacture, use or sale of Bulk Drug Substance and/or Drug Product.

         1.29 "OPHIDIAN TECHNOLOGY" shall mean all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results, information, and any physical, chemical or biological material, any replication or any part such material, necessary for the development and manufacture of Drug Product, that Ophidian owns or controls as of the Effective Date.

         1.30 "PROCESS DEVELOPMENT PLAN" shall have the meaning assigned thereto in Section 4.2.

         1.31    "PRODUCT DECISION" shall mean a decision *****************
********************************************************************************
**************************************** **********************************.

         1.32    "PRODUCT IDEA" shall have the meaning assigned thereto in
Article 11.

         1.33    "PRODUCT LAUNCH" shall have the meaning set forth in Exhibit
A.

         1.34 "PRODUCT MANUFACTURING PROGRAM" shall mean the effort to develop adequate fill/finish and related manufacturing capabilities for clinical and commercial supply of the Drug Product utilizing Bulk Drug Substance.

         1.35 "PRODUCT PROCESS DEVELOPMENT PROGRAM" shall mean the process development effort necessary to develop the Drug Product Process.

         1.36 "PROGRAM PATENTS" shall mean Lilly Program Patents and Ophidian Program Patents, collectively, whether or not developed solely or jointly by Ophidian or Lilly.

         1.37 "PROGRAM TECHNOLOGY" shall mean Lilly Program Technology and Ophidian Program Technology, collectively, whether or not developed solely or jointly by Ophidian or Lilly.

         1.38    "PROJECT TEAM" shall have the meaning assigned in Section 2.3.

         1.39 "REGULATORY APPROVAL" shall mean all authorization by the appropriate governmental entity or entities necessary for commercial sale of Drug Product (including exports) in each jurisdiction in which Lilly elects to market the Drug Product including, without limitation, approval of labeling, price, reimbursement and manufacturing.

         1.40 "STEERING COMMITTEE" shall mean that committee to be formed pursuant to Section 2.2.

         1.41 "THIRD PARTY" shall mean any entity which is not a party or Affiliate of any party to this Agreement.

         1.42    "TRADEMARK" shall have the meaning assigned thereto in Section
10.1.

         1.43    "TRIGGER EVENT" shall have the meaning set forth in Section
9.2.

         1.44 "VALID CLAIM" shall mean any claim(s) pending in a patent application or in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

                                   ARTICLE 2

                       COLLABORATION SCOPE AND GOVERNANCE

         2.1 PURPOSE AND SCOPE. The parties wish to collaborate in the development and manufacture of the Drug Product. As more fully described below, Ophidian will have principal responsibility for the Bulk Drug Substance Process Development Program, the Bulk Manufacturing Program and the manufacture (either itself or through a third party acceptable to Lilly) of Bulk Drug Substance for clinical and commercial supply. Lilly will have principal responsibility for the Drug Product Process Development Program, manufacture of Drug Product from Bulk Drug Substance for clinical and commercial supply, the conduct of the Clinical Development Program, and filing and maintenance of regulatory documents necessary for Regulatory Approvals. Lilly will have sole responsibility for distribution and marketing of the Drug Product. All pricing for Drug Product shall be determined solely by Lilly. It is expected that Drug Product will be marketed by

Lilly or its Affiliates (or in selected territories, by Third Parties) selected by Lilly in each jurisdiction in which it is determined by Lilly to be feasible and commercially attractive.

         2.2 STEERING COMMITTEE. The collaborative effort conducted hereunder shall be conducted under the overall direction of a Steering Committee comprised of four (4) members (the "Steering Committee"). Two (2) members shall be appointed by each of Lilly and Ophidian not later than thirty
(30) days after the Effective Date. All decisions of the Steering Committee shall be unanimous by a quorum of all four (4) members. Either party may change its representation on the Steering Committee at any time by written notice to the other. Minutes shall be kept of all Steering Committee meetings and circulated to the parties for approval. Minutes shall be deemed approved unless any member of the Steering Committee objects to the accuracy of such minutes within five (5) days of receipt.

         2.3     PROJECT TEAM.

         (a) The Steering Committee shall appoint a Project Team, consisting of such number of Lilly personnel, not exceeding ten (10), as Lilly deems appropriate from time to time and such number of representatives of Ophidian, not exceeding four (4), as Ophidian deems appropriate from time to time (the "Project Team"). The Project Team shall provide the day-to-day management for the collaboration and shall be responsible for directing and overseeing specific activities hereunder, including but not limited to the Clinical Development Program, the Process Development Program and the Manufacturing Program. Although one or the other of the parties has been allocated principal responsibility for each of such programs, all significant decisions with respect to such programs (other than those relating to commercialization of the Drug Product, which shall be the sole responsibility of Lilly) shall be made by the Project Team. The Project Team shall be subordinate to the Steering Committee, which shall have the right upon timely appeal as provided below to review, accept, reject or modify all actions of the Project Team. Either party may change its representatives on the Project Team at any time by written notice to the other.

         (b) Decisions of the Project Team shall be made by unanimous consensus when possible, and otherwise by majority vote, subject to the right of either party to appeal any decision of the Project Team to the Steering Committee. No vote of the Project Team may be taken unless a majority of the members of the Project Team are present, including at least one (1) representative of each party. The Project Team shall keep minutes of any meeting at which a decision is to be reached and shall circulate such minutes to all members of the Project Team and the Steering Committee. Minutes shall be deemed approved unless any member of the Project Team or the Steering Committee objects to the accuracy of such minutes within five (5) days of receipt. Any party desiring to appeal a decision of the Project Team to the Steering Committee shall make its appeal in writing to the Steering Committee within five (5) days of receipt of the minutes for the meeting at which the decision was made. Action pursuant to any decision appealed to the Steering Committee shall be suspended pending a determination by the Steering Committee to accept, reject or modify the decision of the Project Team. Any party may at any time request reconsideration of any issue if such party in good faith believes that substantial changes in circumstances have occurred that necessitate such reconsideration.

         (c) The Project Team may appoint one or more other committees ("Advisory Committees") to perform such functions as the Project Team may determine. Unless a party elects not to participate on a particular Advisory Committee, all Advisory Committees shall have at least one representative of each party. Advisory Committees may provide advice and make recommendations to the Project Team, but shall have no authority to bind the Project Team or any of the parties.

         2.4 RESPONSIBILITIES OF PROJECT TEAM. The Project Team shall: (1) establish comprehensive and detailed plans designed to accomplish the goals of the Process Development Program, the Clinical Development Program, and the Manufacturing Program, (2) allocate tasks and coordinate activities required to carry out the goals of the Clinical Development Program, the Process Development Program, and the Manufacturing Program, (3) determine the strategy for filing and prosecuting applications for Program Patents and otherwise protecting Program Technology, (4) monitor progress of the Clinical Development Program, the Process Development Program, and the Manufacturing Program, and
(5) discharge such other obligations as are assigned to the Project Team under this Agreement.

         2.5 DISAGREEMENTS. Disputes not resolved by the Project Team shall be referred to the Steering Committee. Disputes not resolved by the Steering Committee shall be referred to non-binding mediation in accordance with Section 18.2.

         2.6 GOVERNANCE FOLLOWING PRODUCT LAUNCH. As soon as practicable following product launch of the Drug Product, the parties shall meet to review whether it is appropriate to continue the collaboration under the day to day management of the Project Team, or whether the objectives of the Project Team have been substantially achieved and it is appropriate to disband or reorganize the Project Team. Regardless of whether the parties elect to disband or reorganize the Project Team, the Steering Committee shall continue to provide overall direction to the collaboration.

                                   ARTICLE 3

                          CLINICAL DEVELOPMENT PROGRAM

         3.1 COMMENCEMENT; ROLES. The Clinical Development Program shall commence as soon as practicable after the Effective Date. Lilly shall have principal responsibility for the conduct of the Clinical Development Program, and Ophidian shall provide consultation and advice. The Project Team shall coordinate the efforts of the parties with respect to the Clinical Development Program.

         3.2 CLINICAL DEVELOPMENT PLAN. The Project Team shall prepare and oversee the implementation of an overall development plan (the "CLINICAL DEVELOPMENT PLAN") for the Drug Product which shall describe fully the proposed preclinical studies, toxicology, clinical trials, regulatory plans and any other key elements of obtaining Regulatory Approval in each country of the world where Lilly elects to market the Drug Product.

         3.3 REGULATORY APPROVALS. The parties shall use their respective commercially reasonable efforts to file for and obtain all necessary Regulatory Approvals. Except for Ophidian's Establishment License, and except where Regulatory Approvals are legally required to be in Ophidian's name, Lilly shall have the sole right to obtain Regulatory Approvals, which shall be in Lilly's name, and Lilly shall own all submissions in connection therewith, provided that Ophidian shall have an irrevocable right of reference thereto. All contacts or filings with any regulatory agency shall be subject to overall coordination by the Project Team. The Project Team shall develop a regulatory contact plan that shall allocate authority for making regulatory contacts and establish the procedures to be followed when making such contacts. All formulary or marketing approvals shall also be obtained by and in the name of Lilly.

         3.4 CLINICAL DEVELOPMENT COSTS. Except as set forth below or otherwise determined by the Project Team, **************************************
***************************************************************************.

                                   ARTICLE 4

                        BULK DRUG SUBSTANCE AND PRODUCT
                          PROCESS DEVELOPMENT PROGRAMS

         4.1 COMMENCEMENT; ROLES. The Bulk Process Development Program and the Product Process Development Program shall commence as soon as practicable after the Effective Date. Ophidian shall have principal responsibility for the conduct of the Bulk Process Development Program, and Lilly shall have principal responsibility for the conduct of the Product Process Development Program.
Each party shall provide advice and consultation with respect to the area of principal responsibility of the other party. The Project Team shall coordinate the efforts of the parties with respect to both the Bulk Process Development Program and the Product Process Development Program. The parties recognize that certain manufacturing activities will be performed by Third Parties as contemplated by Article 5, and that certain process development activities will accordingly be conducted in cooperation with such Third Parties.

         4.2 PROCESS DEVELOPMENT PLAN. The Project Team shall prepare and oversee the implementation of a detailed, overall process development plan, which shall address fully the key elements necessary for the Bulk Process Development Program and the Product Process Development Program and for the design and construction of necessary manufacturing facilities and shall further define the roles of each party in the Process Development Program (the "PROCESS DEVELOPMENT PLAN").

         4.3 BULK PROCESS DEVELOPMENT PROGRAM. As set forth above, Ophidian shall have principal responsibility for the Bulk Process Development Program, including the development of the process to produce the Bulk Drug Substance, provision of analytical methods, environmental testing, in-process testing, and release testing of the Bulk Drug Substance, generation of appropriate procedures and controls in order to ensure compliance with GLP and GMP or other governing regulations, and the procurement of necessary manufacturing facilities for production of the Bulk Drug Substance for the supply of clinical studies. Lilly shall provide advice with respect to the Bulk Process Development Program, and the Project Team shall review and approve procedures and practices required to ensure compliance with GLP, GMP, environmental and other regulatory requirements.

         4.4 PRODUCT PROCESS DEVELOPMENT PROGRAM. Lilly shall have principal responsibility for the Product Process Development Program including the development of the process to produce the Drug Product from Bulk Drug Substance, provision of analytical methods, environmental testing, in-process testing, and release testing of the Drug Product, generation of appropriate procedures and controls in order to ensure compliance with GLP and GMP regulations, and the procurement of necessary manufacturing facilities for production of the Drug Product from Bulk Drug Substance for the supply of clinical studies. Ophidian shall provide advice with respect to the Product Process Development Program, and the Project Team review and approve procedures and practices required to ensure compliance with GLP and GMP.

         4.5 PROCESS DEVELOPMENT COSTS. Except as set forth in this Agreement,*********************************************************************
**********************************************************.

                                   ARTICLE 5

              BULK MANUFACTURING AND PRODUCT MANUFACTURING PROGRAM

         5.1 COMMENCEMENT; ROLES. The Manufacturing Program shall commence as soon as practicable after the Effective Date. Ophidian shall have principal responsibility for the Bulk Manufacturing Program, and Lilly shall have principal responsibility for the Product Manufacturing Program. The Project Team shall coordinate the efforts of the parties with respect to the Manufacturing Program.

         5.2 MANUFACTURING PLAN. The Project Team shall prepare and oversee the implementation of a detailed, overall manufacturing plan, which shall address fully the key elements necessary for the clinical and commercial manufacture of the Bulk Drug Substance and the Drug Product and the roles of each party in the Manufacturing Program (the "MANUFACTURING PLAN").

         5.3 MANUFACTURING BULK DRUG SUBSTANCE. To produce necessary quantities of Bulk Drug Substance, Ophidian shall provide the following facilities and services:

         (a) Facilities will be provided ******** for the production of ************ necessary to produce the Bulk Drug Substance. As soon as practicable after the Effective Date, Ophidian shall develop the capacity to ***************. Ophidian shall add such additional capacity following Product Decision as may be necessary to insure adequate commercial supply of Bulk Drug Substance. The location, scale and design of the hen production facilities will be determined *************, but shall be of a type sufficient to comply with all applicable regulatory and GMP requirements.***************************
*******************.

   (b) As soon as practicable following the Effective Date, **************** ************************************************* in accordance with quality requirements for clinical trials.  *************************************
*************************************************************************.

         (c) Facilities will be provided to process ********** into Bulk Drug Substance, as follows:

           (i) As soon as practicable following the Effective Date, ******* ******************************************** to produce Bulk Drug Substance in accordance with the quality and quantity requirements for clinical trials. It is expected that Bulk Drug Substance will be produced ***********************
******************************************** .

                 (ii) As soon as practicable following the receipt by Ophidian of the Milestone Equity Investment set forth in Article 8.2(a) of this Agreement, ******************************************. The location, scale and design of the facilities will be determined by Ophidian, subject to written approval by Lilly, which approval shall not be unreasonably withheld.
********************************************************************************
**************************************************.

         (d) Ophidian shall construct additional facilities for the manufacture of Bulk Drug Substance as necessary to meet the market demand for Drug Product. If market demand requires manufacturing capacity in excess of Ophidian's bulk product pilot facilities, additional capacity will be provided by Ophidian, through the expansion of Ophidian's bulk product pilot facilities or additional facilities constructed separately. The location, scale and design of any additional facilities will be determined by Ophidian, subject to the written approval by Lilly, which approval shall not be unreasonably withheld.

         (e) All manufacturing facilities shall comply with and be operated in accordance with all applicable GMP, GLP and other regulatory requirements. Lilly shall have the right to audit and approve these facilities, including procedures and practices, to verify their conformance with applicable GMP, GLP and other regulatory requirements. Ophidian shall comply with all applicable governmental requirements, and shall provide the Project Team with all information pertinent to Regulatory Approvals for manufacturing facilities. Ophidian shall have principal responsibility for in-process and final Bulk Drug Substance release assays.

         (f) As provided in this Agreement, Ophidian shall manufacture and supply (either itself or through Third Parties approved by Lilly) all of Lilly's commercial requirements for the Bulk Drug Substance. The Purchase Price for Bulk Drug Substance supplied by Ophidian shall be as set forth in Exhibit A. All sales of Bulk Drug Substance shall be subject to the terms and conditions set forth in Exhibit B.

         (g) Ophidian shall not engage any Third Party to manufacture Bulk Drug Substance without the prior written consent of Lilly, which consent shall not be unreasonably withheld. Ophidian understands that Lilly would approve a Third Party manufacturer only after such manufacturer first received a favorable review by Lilly's scientific, quality control/quality assurance, manufacturing, financial and other groups.

         5.4 PROCESSING BULK DRUG SUBSTANCE INTO DRUG PRODUCT. To produce quantities of Drug Product from Bulk Drug Substance, Lilly shall provide the following facilities and services:

         (a) Lilly, either itself or through a Third Party acceptable to Ophidian, shall provide pilot facilities and equipment for formulation, fill and finish activities necessary for the manufacture of Drug Product from Bulk Drug Substance. The location, scale and design of the facilities will be determined by Lilly. Lilly shall comply with all applicable governmental requirements, and shall provide the Project Team with all information pertinent to Regulatory Approvals. Ophidian shall have the right to audit facilities for formulation, fill and finish of Drug Product.

         (b) Lilly shall either itself or through a Third Party acceptable to Ophidian construct or otherwise provide additional facilities for the formulation, fill and finish of Drug Product as necessary to meet the market demand. The Drug Product shall be manufactured in accordance with then-current GMP, applicable regulatory requirements and such further specifications as are determined from time to time by the Project Team.

         5.5     COSTS.
         ***********************************************************************
********************************************************************************
***************************.

                                   ARTICLE 6

                                CDAD DIAGNOSTIC

         The licenses granted to Lilly hereunder shall not include the right to utilize any Ophidian intellectual property to develop, manufacture or use diagnostic products for CDAD, whether in the form of methods, processes, devices, compounds, kits or services.******************************************
**********************************************************************, unless the parties earlier agree that an Agreement is not possible. Regardless of whether Lilly and Ophidian reach an agreement *************** ******, if Ophidian elects to develop ************************, either itself or through a Third Party, and the ************************** will be developed in time for use in the ********** **********************************, Ophidian shall use its commercially reasonable efforts to ****************************************
******************************************************************** upon such terms as the parties shall negotiate in good faith.

                                   ARTICLE 7
                               COMMERCIALIZATION

         7.1 COMMERCIALIZATION. Ophidian hereby appoints Lilly as the sole and exclusive (even as to Ophidian) distributor of Drug Product throughout the world, with the sole and exclusive right (even as to Ophidian) to promote, market and sell

Drug Product throughout the world. Ophidian shall not sell Bulk Drug Substance for therapeutic use (either directly or as an intermediate) or Drug Product to any person other than Lilly or its Affiliates or permit any person other than Lilly or its Affiliates to promote Drug Product without Lilly's prior written consent. Lilly shall have the sole right to commercialize the Drug Product in each country of the world.

         7.2     MARKETING PARTNERS.   Lilly shall have the right to appoint
one or more Third Party marketing partners to promote, co-promote, or co-market Drug Product in any territory of the world. In the event Lilly elects to appoint a marketing partner, Lilly shall have the right to supply Drug Product to such partner at such prices as Lilly shall determine. With the consent of Ophidian, which consent will not be unreasonably withheld, Lilly may, in connection with the appointment of a marketing partner, assign to such partner some or all of Lilly's obligations under the Clinical Development Program, provided that such assignment shall not release Lilly from any obligation it may have under this Agreement.

         7.3 COMMERCIAL DILIGENCE. Lilly shall work diligently, consistent with accepted business practices and legal requirements, to obtain regulatory approval for and to market, sell and distribute the Drug Product in all territories of the world where in the opinion of Lilly such marketing is feasible and commercially justifiable, devoting the same degree of attention and diligence to such efforts that it devotes to such activities for its own products of comparable market potential.

         7.4 COMMERCIALIZATION COSTS. Except as otherwise determined by the Committee, **************************************************************.


                                   ARTICLE 8

                     EQUITY INVESTMENTS AND MILESTONE FEES

         8.1 INITIAL INVESTMENT. Within thirty (30) days after the Effective Date, pursuant to a Stock Purchase Agreement substantially in the form attached as Exhibit C to be entered into by the parties, Lilly shall purchase and Ophidian shall sell 153,846 shares of unregistered common stock of Ophidian at a price per share of $6.50, for an aggregate purchase price of nine hundred ninety-nine thousand, nine hundred ninety-nine dollars ($999,999) .

         8.2 MILESTONE EQUITY INVESTMENTS OR FEES. Provided that Ophidian is not then in breach of any of its obligations under this Agreement, upon achievement of the respective milestone events listed below, Lilly shall make milestone equity investments in unregistered common stock of Ophidian or pay a milestone fee to Ophidian as provided below:

      (a)     *********************************** upon the later of ************
********************************************************************************
**************************************** *********************************;

         (b)     ************************************************************
upon the later of *************************************************************
***********************************************************; and

         (c)     ********************************************************  upon the later of *****************************************.

Upon the achievement of a milestone event, Ophidian shall send Lilly a written request for the appropriate milestone investment or fee, which shall be made or paid ******************* ************************* of Lilly's receipt of
Ophidian's written request.****************************************************
********************************************************************************
****************************************************************************. In
connection with developing its estimate of the****************************** *****************************, Lilly shall be provided access to all necessary financial records of Ophidian. If the parties are not able to agree upon the ****************** of the ************* *******************, the
******************* shall be determined by a **********************************
******** selected by the parties, whose fees shall be borne equally by the parties. If the parties are unable to agree upon ****************************, the *** day period in which Lilly is to make **************** shall be extended as necessary to permit necessary valuations to be done. For every that the period for making a **************** is so extended or adjusted,**********************************************************
************************************************************************* . The
parties shall enter into a Milestone Stock Purchase Agreement in substantially the form attached as Exhibit D with respect to each milestone equity investment. Each milestone equity investment shall be subject to applicable regulatory requirements, including, if applicable, the notice provisions of the Hart Scott Rodino Antitrust Improvements Act, and the period for making such investments shall be adjusted as necessary to permit the parties to comply with such regulatory requirements.


                                   ARTICLE 9

                                    LICENSES

         9.1     LICENSES.

         (a)     LICENSE TO LILLY.

                 (i) Subject to the other provisions of this Agreement, Ophidian hereby grants to Lilly and its majority owned Affiliates an exclusive worldwide right and license, with the right to sublicense to Third Party fill/finish manufacturers, under the Ophidian Patents, Ophidian Technology, Program Patents and Program Technology to make, have made, use, have used, import, offer for sale, sell and have sold the Drug Products for any human therapeutic use and to otherwise comply with its obligations under this Agreement. Ophidian shall have the limited right to practice under Ophidian Patents, Ophidian Technology, Ophidian Program Patents, and Ophidian Program Technology to the extent necessary to develop, manufacture and sell to Lilly, its Affiliates or any Third Party marketing partner of Lilly as contemplated by
Section 7.2, the Bulk Drug Substance and to otherwise comply with its obligations under this Agreement. Lilly may not exercise any rights granted pursuant to this Section 9.1(a) to manufacture the Bulk Drug Substance unless a Trigger Event as defined in Section 9.2 shall have occurred. Ophidian shall retain all rights under Ophidian Patents, Ophidian Technology, Ophidian Program Patents and Ophidian Program Technology not granted to Lilly, including but not limited to the right to develop, manufacture and sell Bulk Drug Substance for non-therapeutic uses.

                 (ii) Ophidian will use its best efforts to obtain, on or prior to the Effective Date, all necessary consents to its granting a sublicense to Lilly under, or assignment to Lilly of, any Third Party intellectual property known to Ophidian that covers the manufacture, use, or sale of the Bulk Drug Substance or Drug Product and, upon obtaining each such consent, shall promptly grant to Lilly a royalty-free sublicense under or assignment of all of its rights under each license for use in the manufacture, use, sale, distribution or promotion of the Bulk Drug Substance and the Drug Product; provided, however, that Lilly may not exercise any rights under such sublicense or assignment obtained pursuant to this Section 9.2(a)(ii) to manufacture Bulk Drug Product unless a Trigger Event shall have occurred.

         (b) LICENSES TO OPHIDIAN. (i) Subject to the other provisions of this Agreement, Lilly hereby grants to Ophidian the nonexclusive, right and license with the right to sublicense solely to Third Party manufacturers as provided in Section 5.3, to practice under the Lilly Patents, Lilly Technology, Lilly Program Patents and Lilly Program Technology solely for the purpose of developing, manufacturing, and selling to Lilly, its Affiliates or any Third Party marketing partner of Lilly as contemplated by Section 7.2, the Bulk Drug Substance under this Agreement and to otherwise comply with its obligations under this Agreement.

         9.2     LILLY MANUFACTURING AND OTHER RIGHTS FOLLOWING TRIGGER EVENT.

         (a) Ophidian understands that Lilly will expend substantial monies in reliance upon the availability of Bulk Drug Substance, and that continued availability of Bulk Drug Substance will be important to Lilly's ability to maintain its credibility as a supplier of products. Therefore, as part of the consideration to induce Lilly to enter into this Agreement, Ophidian agrees as follows:

                 (i) Ophidian hereby agrees that upon occurrence of a Trigger Event, Lilly shall have the right to exercise the licenses granted in
Section 9.1(a) to manufacture, use and sell Bulk Drug Substance, and Ophidian shall assign to Lilly any Regulatory Approvals and any trademarks related thereto; provided, however, that Lilly may not exercise any of the rights granted pursuant to this Section 9.2(a)(i) to manufacture the Bulk Drug Substance unless a Trigger Event shall have occurred; and

                 (ii) Ophidian shall, upon request, transfer to a Third Party escrow agent selected by mutual agreement of the parties samples of all materials necessary for manufacture of the Bulk Drug Substance, including master cell banks and working cell banks, and copies of all written manufacturing procedures or other items necessary for manufacture of the Bulk Drug Substance. The escrow agent shall hold such items in escrow pursuant to a written escrow agreement to be entered into among Lilly, Ophidian and the escrow agent, which agreement shall provide that such items shall be promptly delivered to Lilly upon receipt of a written certification by Lilly that a Trigger Event has occurred. The expense of the escrow agent shall be shared equally by the parties; and

                 (iii) Ophidian hereby grants an option to Lilly exercisable in whole or in part upon a Trigger Event to purchase any manufacturing facility then owned by Ophidian, and all associated equipment, work in process, supplies and related assets used in the manufacture of the Bulk Drug Substance ("Manufacturing Assets"), at the fair market value thereof as determined by an appraisal to be prepared by a nationally recognized appraisal firm acceptable to the parties, the cost of which shall be borne by the parties. If any of the Manufacturing Assets are not used primarily in the production of Bulk Drug Substance, Lilly and Ophidian shall negotiate in good faith an arrangement by which Lilly shall accommodate Ophidian's need to utilize for other purposes any of the Manufacturing Assets not used primarily in the production of Bulk Drug Substance. If the parties are unable to agree upon an acceptable appraiser, each party shall appoint its own nationally recognized appraisal firm which shall promptly prepare an appraisal of the fair market value, and the average of the two appraisals shall be the fair market value. In such event each party shall bear the expenses of its own appraisal firm; and

                 (iv) Ophidian shall provide such assistance as Lilly may reasonably request to assist Lilly in obtaining an alternate source of supply of Bulk Drug Substance.

         (b)     A "Trigger Event" shall occur if:

                 (i)      Lilly terminates this Agreement pursuant to Section
15.5 or 15.7; or

                 (ii) Ophidian has failed to provide by the date of the first regulatory submission for Drug Product approval, pilot manufacturing facilities sufficient to meet the needs of the Commercialization Program for ******************************************************************************,
as the same were projected on the Effective Date, a copy of which is attached as
Schedule 9.2; or

                 (iii) Ophidian has failed other than as a result of a Force Majeure referred to in Section 19.4 to supply to Lilly ************************ ******** for Bulk Drug Substance for commercial sale ************************
***********************************************************************
***********************************************************************; or

                 (iv) Ophidian has failed to supply Lilly ***************** ****** of Bulk Drug Substance over a period of **************** as a result of any factor, including a Force Majeure condition and Ophidian has been unable to establish to the reasonable satisfaction of Lilly that adequate supply will be available within no more than *********** ; or

                 (v) Ophidian fails to pay principal or interest when due, after giving effect to any applicable grace period, upon acceleration or otherwise, with respect to any indebtedness for borrowed money in an aggregate principal amount equal to or exceeding ************; or

                 (vi) Ophidian without proper cause provides notice to Lilly that Ophidian will not perform its obligations under this Agreement; or

                 (vii) Ophidian violates, or is alleged to have violated, any applicable law or regulatory requirement, which violation or alleged violation renders, in Lilly's reasonable opinion, Ophidian unable to fulfill its obligations under this Agreement after a period for cure that is reasonable under the circumstances. Notwithstanding the foregoing, any failure to supply Bulk Drug Substance under item (iii) or (iv) above shall not be deemed to be a Trigger Event if such failure is a result of (A) either (i) a delay in construction due to a delay in making the Product Decision or (ii) a significant and unexpected increase in demand for Bulk Drug Substance, provided that in either case Ophidian is using all commercially reasonable efforts to increase its capacity as soon as practicable, or (B) changes to processes or methods agreed to by the Project Team or imposed by law or regulatory requirements, provided that Ophidian is using all commercially reasonable efforts to implement such changes as soon as practicable, provided, in each of
(A) and (B)
that Ophidian demonstrates to the reasonable satisfaction of Lilly that Ophidian has or can obtain adequate financing for such efforts and is otherwise capable of increasing capacity or implementing changes in a reasonable period of time.


         9.3 TRIGGER EVENT INVOLVING FORCE MAJEURE. If a Trigger Event occurs pursuant to Section 9.2(b)(iv), which event is the result of a Force Majeure, and Lilly exercises its rights under Section 9.2 to manufacture Bulk Drug Substance, Ophidian shall cooperate with and assist Lilly in arranging for alternate sources of supply so as to avoid interruption of supply. Beginning **************** after the effective date of Lilly's notice to Ophidian that it is exercising its rights under Section 9.2, Lilly shall pay Ophidian a royalty equal to *********** of Net Sales of Drug Product,*****************************
*******************************************************************************
***********************. No royalty will be due in the event a Trigger Event occurs other than by reason of Force Majeure.

         9.4 SPECIFIC PERFORMANCE. Each party agrees that money damages would not be a sufficient remedy for any breach of this Article 9 of this Agreement by the other party and that, in addition to all other remedies, the injured party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further agrees in advance to the granting of injunctive relief in the other party's favor without proof of actual damages.


                                   ARTICLE 10

                                   TRADEMARKS

         10.1 SELECTION; LICENSE; EXPENSES. Lilly may select one or more trademarks, as appropriate, for the marketing of the Drug Product. Such trademarks shall be owned solely by Lilly (collectively, the "TRADEMARKS"); provided, however, that if required by law in any country Ophidian shall own the Trademarks in that country and grant an exclusive license to Lilly. Expenses for registration of the Trademarks shall be *************************.

         10.2 INFRINGEMENT. Ophidian shall notify Lilly promptly upon learning of any actual, alleged or threatened infringement of any of the Trademarks or any unfair trade practices, passing off of counterfeit goods, or like offenses.

                                   ARTICLE 11

                              SUBSEQUENT PRODUCTS

During the term of this agreement and not later than the date of disclosure to any Third Party (it being understood that this Article 11 does not authorize disclosure of any information that Ophidian is not otherwise permitted to disclose), Ophidian shall promptly disclose to Lilly any significant improvement or enhancement to the Bulk Drug Substance or Drug Product or any process used or useful in connection with the manufacture thereof unless in the case of processes the same shall have been developed as part of a collaboration with a Third Party, the terms of which prohibit disclosure to Lilly. The licenses granted to Lilly pursuant to this Agreement shall be deemed to include the right to utilize any such improvement or enhancement solely in connection with the Bulk Drug Substance and the Drug Product, and to sell Drug Product for any therapeutic purpose, all in accordance with this Agreement, but shall not include the right to develop a diagnostic. In addition, Ophidian shall disclose to Lilly, prior to the disclosure to any Third Party or the filing of information with any regulatory agency any compound, product, invention, technique, process, method or the like, in the field of CDAD, whether developed independently by Ophidian outside of the collaboration contemplated by this Agreement, or licensed by Ophidian from any Third Party, with the right to sublicense unless in the case of techniques or processes the same shall have been developed as part of a collaboration with a Third Party, the terms of which prohibit disclosure to Lilly (a "PRODUCT IDEA"). Lilly shall have a period of thirty (30) days following such disclosure to advise Ophidian whether Lilly desires to engage in negotiations with Ophidian to obtain the right to commercialize the Product Idea. If Lilly elects to engage in such negotiations, Ophidian shall thereafter negotiate in good faith with Lilly on an exclusive basis for an additional period of ninety (90) days in an effort to reach an agreement by which Lilly may commercialize the Product Idea.


                                   ARTICLE 12

                            INFORMATION AND REPORTS

         12.1 INFORMATION DISCLOSURE. Lilly and Ophidian will disclose and make available to each other promptly the results of the work conducted in the Clinical Development Program, Process Development Program and Manufacturing Program, including without limitation all preclinical, clinical, regulatory, and other information known by Lilly or Ophidian concerning the Drug Product at any time during the term of this Agreement. All significant information will be disclosed to the other party promptly after it is learned or its significance is appreciated. Lilly shall own and maintain its database of clinical trial data and adverse drug event information accumulated from all clinical trials of the Drug Product for which it was responsible.

         12.2 COMPLAINTS. Each party shall maintain a record of all complaints it receives with respect to the Drug Product. Each party shall notify the other of any complaint received by it in reasonable detail and within five (5) days after the event, and, in any event in sufficient time to allow the responsible party to comply with any and all regulatory requirements imposed upon it in any country.

         12.3 ADVERSE DRUG EVENTS. The parties recognize that the holder of a drug approval application may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs, including adverse event reports. The Project Team shall develop and the parties shall adhere to appropriate procedures to insure compliance with all such applicable regulatory requirements.

         12.4 USE OF INFORMATION. Information contained in reports made pursuant to this Article 12 or otherwise communicated between the parties will be subject to the confidentiality provisions of Article 14 below. Lilly may use any information obtained by it pursuant to this Agreement for the purposes of obtaining Regulatory Approval for the Drug Product throughout the world. Each party shall have the right to use the Confidential Information disclosed by the other party without charge, but only to the extent necessary to enable each party to carry out their respective roles defined in this Agreement. Neither party has a license to use Confidential Information disclosed by the other party for the development, use, manufacture or sale of products other than the Drug Product.

         12.5 PUBLICATIONS. The parties acknowledge that scientific lead time is a key element of the value of the research to be performed under this Agreement and further agree that scientific publications must be strictly monitored to prevent any adverse effect of premature publication. The Project Team will establish a procedure for publication review and approval and each party shall first submit to the Project Team or its designee an early draft of all such publications, whether they are to be presented orally or in written form, prior to submission for publication. The Project Team or its designee shall review each such proposed publication in order to avoid the unauthorized disclosure of a party's Confidential Information and to preserve the patentability of inventions and data package exclusivity arising from the research performed in the course of the Agreement. If, within thirty (30) days of receipt of an advance copy of a party's proposed publication, the Committee or its designee informs such party that its proposed publication contains Confidential Information of the other party, then such party shall delete such Confidential Information from its proposed publication. If, within thirty (30) days of receipt of an advance copy of a party's proposed publication, the Committee or its designee informs such party that its proposed publication could be expected to have a material adverse effect on any Program Patents or Program Technology, then such party shall delay such proposed publication, sufficiently long to permit the timely preparation and filing of a patent application(s) on the information involved. If, within forty five (45) days of receipt of an advance copy of a party's proposed publication, the Project Team or its designee fails to approve of such party's proposed publication, then such proposed publication shall be regarded as denied by the Project Team or its designee and shall not be published.

         12.6 REGULATORY REPORTING. The parties acknowledge that either or both parties will be required to submit information and file reports with various governmental agencies in addition to those contemplated by the preceding sections. The Project Team shall establish procedures to be followed by the parties which will allow each party to comply with its respective regulatory obligations, and the parties agree to cooperate with each other as necessary to allow each party to comply with its regulatory obligations. To the extent practicable, Lilly shall coordinate all contacts with regulatory agencies, keeping Ophidian appropriately advised of such contacts.


                                   ARTICLE 13

                             INTELLECTUAL PROPERTY

         13.1 OWNERSHIP OF INVENTIONS AND KNOW-HOW. Any significant improvement or enhancement to the Bulk Drug Substance or Drug Product or any process used or useful in connection with the manufacture thereof made by either party during the term of this Agreement or within twelve (12) months after termination or expiration of this Agreement will be disclosed to the other party promptly after the disclosing party recognizes the significance thereof unless in the case of process developments the same shall have been developed as part of a collaboration with a Third Party, the terms of which prohibit disclosure to the other party. All Program Patents and Program Technology shall be owned by the party making the invention claimed or contained therein or, if such invention is made jointly, shall be owned jointly, all as determined in accordance with U.S. laws of inventorship. Lilly shall have the right to select patent counsel and to take such other actions as are reasonably necessary or appropriate to obtain patent protection with respect to Program Technology and Ophidian shall cooperate in procuring Program Patents including jointly owned Program Patents. *******************
**************************************************************************.
Lilly shall provide the Committee with a copy of any patent application which first discloses any specific Program Technology, prior to filing the first of such applications in any jurisdiction, if possible, for review and comment by the Committee or its designees. If Lilly decides not to file or maintain an application or patent on an invention, or on a joint invention, in any country, it shall give Ophidian reasonable notice to this effect. After such notice, Ophidian may file or maintain the application or patent. Lilly agrees to prosecute and/or maintain the Lilly Patents and to prosecute any interference proceedings with respect to such Lilly Patents. Ophidian agrees to prosecute and/or maintain the Ophidian Patents and to prosecute any interference proceedings with respect to such Ophidian

Patents.  ****************************************************************
******************************************************************.  Ophidian
shall provide Lilly with an opportunity to review and comment on the prosecution of the Ophidian Patents. The party initially responsible for such prosecution and maintenance of Program Patents, Lilly Patents and Ophidian Patents (the "Initial Responsible Party") shall give notice to the other party of any decision to cease such prosecution and maintenance and, in such case, shall permit the other party at its sole discretion to continue prosecution or maintenance at its expense. If the other party elects to continue prosecution or maintenance, the Initial Responsible Party shall execute such documents and perform such acts as may be reasonably necessary for the other party to continue prosecution or maintenance.

         13.2    INFRINGEMENT CLAIMS BY THIRD PARTIES.

         (a) If the manufacture, use or sale of Bulk Drug Substance and/or Drug Product results in a claim against a party for patent infringement or for inducing or contributing to patent infringement ("Infringement Claim"), the party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

(i) If the Infringement Claim relates to a Third Party patent issued prior to the Effective Date, Lilly shall have the option to control the defense of the Infringement Claim and to employ counsel of Lilly's choice. Lilly shall elect to control the defense or not within forty-five (45) days of receipt of notice of the Infringement Claim. If it is necessary to take any action prior to the date of Lilly's decision regarding control of the defense in order to protect the rights of either party, the parties shall cooperate to ensure that such action is taken in a timely manner. If Lilly elects not to control the defense, then Ophidian shall have the obligation to defend such Infringement Claim and may control such defense and may employ counsel of its choice.

(ii) If the Infringement Claim relates to a Third Party patent issued after the Effective Date, Lilly shall have the obligation to defend such Infringement Claim and may control such defense and may employ counsel of its choice.

(iii) The party not controlling the defense of any Infringement Claim shall have the right to participate in the defense, with counsel of its choice, but solely at its expense. Lilly and Ophidian shall cooperate in the defense of any Infringement Claim, and shall provide such assistance to the other party as may reasonably be requested. No settlement shall be made without the consent of the other party, which consent shall not be unreasonably withheld. If any party shall fail to commence defense against any Infringement Claim that it is obligated to defend within a period of sixty (60) days after receiving or giving notice of such claim, the other party shall have the right to commence such defense. The expenses of any defense shall be handled as provided in subparagraph (b) below.

         (b) With respect to Infringement Claims related to Third Party patents issued prior to the Effective Date:


(i)      If Lilly exercises its option to control such litigation,*************
*********************************************************************.

(ii)     If Lilly does not exercise its option to control such litigation,
**********************************************************************.

(iii) Within 60 days from the end of each quarter, Lilly shall send to Ophidian an invoice for reimbursement of any of the aforementioned expenses incurred by Lilly for which Lilly is entitled to reimbursement. Ophidian shall have 30 days from the date of invoice to pay Lilly, either in cash or through a credit against any then outstanding invoice for Lilly's purchases of Bulk Drug Substance. ******************************************************************
************. Amounts deferred because of this limitation will be carried forward to subsequent quarters until paid in full. If payment is not received within 30 days, whether because of deferral as provided above or other reasons, simple interest at ******************************** will begin to accrue and will be paid to Lilly on a monthly basis until the invoice is paid in full.

For example,***********************************************************
***********************************************************************.

         (c) With respect to Infringement Claims relating to patents issued after the Effective Date, the parties shall share all costs and expenses incurred in conducting the defense of such claims, including the investigation and settlement thereof on the basis of *********** by Lilly and ******** by Ophidian. Provided that Lilly is conducting the defense of the Infringement Claim, Ophidian shall bear its own defense costs. Except as otherwise provided in this Agreement, any and all royalties, amounts paid in settlement and damages resulting from settlement or a final nonappealable judgment pursuant to litigation relating to an Infringement Claim shall be ***********************.

         13.3    INFRINGEMENT CLAIMS AGAINST THIRD PARTIES.

         (a) Ophidian and Lilly each agrees to take reasonable actions to protect the Ophidian Patents and Program Patents from infringement and to protect the Program Technology from unauthorized use, when, from its own knowledge or upon notice by the other party, the party with knowledge or receiving notice becomes aware of the reasonable probability that such infringement or unauthorized use exists.

         (b) If any Ophidian Patent, Ophidian Technology, Program Patent or Program Technology is infringed or misappropriated, as the case may be, by a Third

Party, the party to this Agreement first having knowledge of such infringement or misappropriation, or knowledge of a reasonable probability of such infringement or misappropriation, shall promptly notify the other in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail. The owner of the patent or technology shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement or misappropriation of such patent or technology by it own counsel and the other party shall have the right, at its own expense, to be represented in such action by its own counsel. The Committee shall determine which party shall have the primary responsibility to institute, prosecute, and control any action or proceeding with respect to infringement or misappropriation of jointly owned patents or technology and the other party shall have the right, at its expense, to be represented by its counsel. If the party having the primary right or responsibility to institute, prosecute, and control such action or prosecution fails to do so within a period of one hundred twenty (120) days after receiving notice of the infringement, the other party shall have the right to bring and control any such action by counsel of its own choice, and the other shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If one party brings any such action or proceeding, the second party may be joined as a party plaintiff and, in case of joining, the second party agrees to give the first party reasonable assistance and authority to file and to prosecute such suit. The costs and expenses of all suits brought by a party under this Section 13.3 shall be reimbursed to such filing party and then to the participating party, pro rata, out of any damages or other monetary awards recovered therein in favor of Ophidian or Lilly. Any remaining damages shall then be split (i) ******************* to Ophidian and ****************** to
Lilly. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 13.3 may be entered into without the joint consent of Ophidian and Lilly (which consent shall not be unreasonably withheld).

         13.4 NOTICE OF CERTIFICATION. Ophidian and Lilly each shall immediately give notice to the other of any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that a Program Patent is invalid or that any infringement will not arise from the manufacture, use or sale of any product by a third party. If Ophidian decides not to bring infringement proceedings against the entity making such a certification, Ophidian shall give notice to Lilly of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. Lilly may then, but is not required to, bring suit against the party that filed the certification. Any suit by Lilly or Ophidian shall either be in the name of Lilly or in the name of Ophidian, or jointly by Lilly and Ophidian, as may be required by law. For this purpose, the party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

         13.5 PATENT TERM EXTENSIONS. The parties shall cooperate with each other in gaining patent term extension wherever applicable to Program Patents covering Drug Products. Lilly and Ophidian shall mutually determine which patents shall be extended. All filings for such extension shall be made by the party to whom the patent is assigned, provided, however, that in the event that the party to whom the patent is assigned elects not to file for an extension, such party shall (i) inform the other party of its intention not to file and
(ii) grant the other party the right to file for such extension.


                                   ARTICLE 14

                       CONFIDENTIALITY AND NONDISCLOSURE

         14.1 CONFIDENTIALITY. For a period of five (5) years following the later of: (a) the termination of this Agreement or (b) if Lilly is marketing the Drug Product the date on which Lilly ceases to market the Drug Product, each party shall maintain in confidence all Confidential Information disclosed by the other party, and shall not, except as contemplated by this Agreement, use it for its benefit or the benefit of others, without the consent of the disclosing party. Documents made available to the other party shall remain the property of the disclosing party and shall be returned upon written request, except that one copy of all such information may be retained for legal archival purposes.


         14.2 AUTHORIZED DISCLOSURE. Each party may disclose the Confidential Information for the purpose of making various regulatory filings and complying with applicable governmental regulations, and to consultants and others having a need to know for the purposes of development, manufacture or marketing of the Drug Product pursuant to this Agreement, provided that such consultants and others shall also agree to appropriate notice and protective provisions.

         14.3 NONDISCLOSURE OF AGREEMENT. Neither party shall disclose any information about this Agreement, including its existence, without the prior written consent of the other. Consent shall not be required, however, for disclosures to tax authorities or to bona fide potential sublicensees, to the extent required or contemplated by this Agreement, provided, that in connection with such disclosure, each party agrees to use its commercially reasonable efforts to secure confidential treatment of such information. Each party shall have the further right to disclose the terms of this Agreement as required by applicable law, including the rules and regulations promulgated by the Securities and Exchange Commission and to disclose such information to shareholders or potential investors as is customary for publicly-held companies, provided the disclosing party provides to the other party a copy of the information to be disclosed and an opportunity to comment thereon prior to such disclosure and consults within a reasonable time in advance of the proposed disclosure with the other on the necessity for the disclosure and the text of the proposed release.

         14.4 SURVIVAL. The confidentiality obligations of this Article 14 shall survive the termination or expiration of the Agreement.

         14.5 PRESS RELEASES. Attached hereto as Exhibit F is a press release, which may be released upon the execution of this Agreement. All future press releases by either party relating to the collaboration contemplated by this Agreement shall be approved in advance by each party, except for those communications required by law.

                                   ARTICLE 15

                       TERM AND TERMINATION OF AGREEMENT

         15.1 TERM. This Agreement shall become effective on the Effective Date and shall continue in effect until the later of 20 years from the Effective Date or the date on which all Ophidian Patents have expired in all Major Markets, unless sooner terminated as provided below or by mutual written agreement of the parties.

         15.2 TERMINATION FOR MATERIAL BREACH. Either party shall have the right to terminate this Agreement after ninety (90) days written notice to the other in the event the other is in material breach of this Agreement, unless the other party cures the breach before the expiration of such period of time. Such notice shall set forth in reasonable detail the specifics of the breach. In the event of termination hereunder by Lilly, all licenses granted under this Agreement to Lilly shall not be affected and shall continue in full force and effect, and Lilly shall have the right to exercise all licenses provided for in
Section 9.2. All licenses granted under this Agreement to Ophidian in such event shall automatically terminate upon such termination by Lilly. In the event of termination hereunder by Ophidian, licenses to Ophidian Patents and Ophidian Technology granted hereunder to Lilly shall terminate, and Ophidian shall have a limited non-exclusive, worldwide, fully paid license with the right to sublicense to the Lilly Patents, Lilly Technology, Lilly Program Patents and Lilly Program Technology to make, have made use, have used, import, offer for sale, sell, and have sold Bulk Drug Substance and Drug Product. Notwithstanding the foregoing, Lilly shall be permitted to distribute and sell all supplies of Drug Product in its inventory at the time of termination until such supplies are exhausted.

         15.3 TERMINATION BASED ON RESULTS OF IMMUNOLOGY TESTS. Within sixty (60) days following completion of the immunology tests set forth on Exhibit E, Ophidian shall deliver to Lilly a detailed report of the results thereof. If Lilly in good faith concludes that the results of such tests suggests that the probability that the Drug Product can be successfully developed is significantly diminished, Lilly may, within thirty (30) days following receipt of the report described above, elect to terminate this Agreement upon written notice to Ophidian. In such event, all licenses granted to Lilly and Ophidian under this Agreement shall terminate and Lilly shall have no further obligations under this Agreement.

         15.4 TERMINATION BY LILLY FOR FAILURE TO MEET GOALS. Ophidian acknowledges that the development and commercialization of pharmaceutical products such as the Drug Product is an inherently uncertain process, and that there can be no assurance either that the Drug Product can be successfully developed or that the potential commercial rewards available for the commercialization of the Drug Product, when weighed against the costs and uncertainties involved and compared to Lilly's other commercial opportunities, will be sufficient to justify Lilly's continued efforts to develop and/or commercialize the Drug Product. Lilly agrees to work diligently, consistent with accepted business practices, to fulfill its obligations under this Agreement, devoting the same degree of attention and diligence to such efforts as it devotes to such activities for its own products of comparable risk and market potential. If Lilly in good faith concludes that further efforts under this Agreement would not be commercially reasonable for Lilly, it may so notify Ophidian, and the parties shall then promptly meet to explore whether any steps may be taken that would lead Lilly to conclude that further efforts would be justified. In the event the parties are unable to agree to continue efforts within sixty (60) days of Lilly's notice to Ophidian provided for above, Lilly shall be entitled to terminate this Agreement upon written notice to Ophidian. Further, if in Lilly's sole opinion, Ophidian fails to gain adequate patent protection for the CDAD Products, Lilly may terminate this Agreement upon written notice to Ophidian. Upon termination by Lilly, the licenses under Ophidian Patents and Ophidian Technology granted to Lilly under this Agreement shall terminate, Lilly shall have no further obligation under this Agreement, and Ophidian shall have a limited non-exclusive, worldwide, fully paid license, with the right to sublicense, to the Lilly Patents, Lilly Technology, Program Patents and Program Technology to make, have made, use, have used, import, offer for sale, sell, and have sold Bulk Drug Substance and Drug Products.

         15.5 TERMINATION UPON INSOLVENCY. This Agreement may be terminated by either party upon notice to the other should the other party:

         (a) become insolvent; or

         (b) file a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within 60 days of such filing.

         15.6 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination of the Agreement shall not affect any accrued rights of either party. As provided herein, certain provisions, including, in certain circumstances, provisions relating to licensing of intellectual property and confidentiality are intended to survive termination of this Agreement.

         15.7 RIGHTS UPON TERMINATION FOR BREACH. If a party (the "Non-Breaching Party") terminates this Agreement under Article 15 following material breach by the other party (the "Breaching Party"), (a) the Breaching Party shall return to the Non-Breaching Party all Confidential Information and materials received from the Non-Breaching Party during the Agreement, (b) the Breaching Party shall cease all use of the Confidential Information and materials received from the Non-Breaching Party for any purpose, except that the Breaching Party may keep a copy of all documents for record keeping purposes only, and (c) the Breaching Party shall deliver to the Non-Breaching Party all data and information developed by the Breaching Party prior to such termination as a result of the activities under this Agreement which can reasonably be viewed as necessary or useful to obtain governmental regulatory approvals.

         15.8 ASSISTANCE FOLLOWING TERMINATION. In the event Lilly elects to terminate this Agreement pursuant to Section 15.4 and if Ophidian so requests, Lilly shall provide reasonable assistance to Ophidian for a period of ninety (90) days following the date of notice of termination. During this period, Lilly shall provide Ophidian copies of its registration dossier for the Drug Product, clinical data and unrestricted permission to use the dossier and data for development, registration and commercialization of the Drug Product; written Drug Product process procedures and training in these procedures; and assistance in transferring contracts with Third Parties (e.g. clinical test sites, contract research organizations, manufacturers of Drug Product, and marketers) to Ophidian. Lilly will also agree to negotiate in good faith the sale of any dedicated equipment, work in process, and finished product inventories and supplies then owned by Lilly provided that the same would not be disruptive to Lilly's other operations. In addition, Lilly shall grant to Ophidian the licenses provided for in Section 15.4. In the event Lilly has registered a trademark or tradename for use in connection with the Drug Product, Ophidian shall also have a paid-up license to use such trademark or tradename, provided however that Ophidian shall not be entitled to such license in the event the trademark or tradename chosen by Lilly is also associated with other Lilly products (such as the "huma" association between humulin and humalog).


                                   ARTICLE 16

                                   INDEMNITY

         (a) Each party hereby agrees to indemnify, defend and hold harmless the other party and its Affiliates, and their respective officers, directors, agents and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable attorneys' fees and other costs of defense other than claims for infringement as provided in Section 13.2, ("Claims") resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of Bulk Drug Substance or Drug Product by the indemnifying party, its Affiliates, agents or sublicensees, but only to the extent such Claims result from the negligence of the indemnifying party or its employees and agents and do not result from the negligence of the party seeking indemnification.

         (b) Lilly shall indemnify defend and hold harmless Ophidian, its Affiliates, and their respective officers, directors, agents and employees from and against all Claims based upon the death or actual bodily injury or property damage resulting from the manufacturing (but not including manufacture of the Bulk Drug Substance), packaging, labeling, handling, storage, promotion, marketing, distribution, use or sale of the Drug Product, except to the extent caused by the negligence or willful misconduct of Ophidian or the material breach by Ophidian of this Agreement, or caused prior to Ophidian placing Bulk Drug Substance on the common carrier selected by Lilly for delivery to Lilly.

         (c) Ophidian shall indemnify, defend and hold harmless Lilly, its Affiliates, and their respective officers, directors, agents and employees from and against all Claims based upon the death or any actual bodily injury or property damage resulting from its manufacture or handling of Bulk Drug Substance (including, without limitation, any Claims relating to release of materials into the environment) except to the extent caused by the negligence or willful misconduct of Lilly.

         (d) Any entity entitled to indemnification under this Article shall give prompt written notice to the indemnifying party of any Claims with respect to which it seeks indemnification, and the indemnifying party shall have the option to assume the defense of such Claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Claims. Except with the prior consent of the indemnified party, which consent shall not be unreasonably withheld, the indemnifying party may not enter into any settlement of such litigation unless such settlement includes an unqualified release of the indemnified party.

                                   ARTICLE 17

                         REPRESENTATIONS AND WARRANTIES

         17.1 RIGHT, POWER AND AUTHORITY. Each of Ophidian and Lilly represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement, including the right to grant the licenses granted hereunder.

         17.2 ABSENCE OF LITIGATION. As of the Effective Date, each party represents and warrants to the other that it is not aware of any pending or threatened litigation (and has not received any communication) which alleges that such party's activities related to this Agreement have violated, or by conducting the activities as contemplated herein would violate, any of the intellectual property rights of any other person. To the best of Ophidian's and Lilly's knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder.

         17.3 NO APPROVALS OR CONSENTS. Each party represents and warrants to the other that no approval or consent of a governmental agency or instrumentality is required for the authorization, execution, or delivery by it of this Agreement.

         17.4 PATENTS; PRIOR ART. Except as Ophidian has otherwise advised Lilly in writing, each of Ophidian and Lilly represents and warrants to the other that as of the Effective Date, to the best of its respective knowledge, it has sufficient legal and/or beneficial title and ownership under its intellectual property rights necessary for it to fulfill its obligations under this Agreement and that it is not aware of any communication alleging that it has violated or by conducting its business as contemplated by this Agreement would violate any of the intellectual property rights of any other person, and that to the best of its knowledge there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights relevant to this Agreement. Ophidian represents and warrants to Lilly that it has advised Lilly in writing of any and all Third Party licenses necessary for Ophidian to possess all necessary rights to all Third Party intellectual property rights known to Ophidian that are required for the manufacture, use and sale of the Bulk Drug Substance and the Drug Product, and has provided Lilly with a true and correct copy of any relevant license agreement. As used herein, "intellectual property rights" means all patent rights, copyrights, trademarks, trade secret rights, chemical and biological material rights and know-how rights necessary or useful to make use or sell the Bulk Drug Substance and/or Drug Product. Ophidian has, or will obtain at its sole cost, all necessary licenses to the Polson Patents (U.S. Patent Nos. 4,357,272 and 4,550,019), the Brookhaven Patent (U.S. Patent NO. 4,952,496) and the Cohon-Boyer patents now owned by Stanford University.

         17.5 PRIOR DATA. Ophidian represents and warrants to Lilly that it has made available to Lilly (to the extent the same exists and is material to accessing the commercial, medical, clinical or regulatory potential of the Drug Product) all toxicology studies, clinical data, manufacturing process data and other information in its possession regarding the Bulk Drug Substance and/or Drug Product including all events or information that would be reportable to the FDA under 21 C.F.R. 200 et. seq., and that to the best of its knowledge, such data and information is accurate and complete and is what it purports to be.

         17.6 NO DEBARRMENT. Each party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request certify in writing to the other that none of it, its employees, or any person providing services to such party in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.


                                   ARTICLE 18

                       GOVERNING LAW; DISPUTE RESOLUTION

         18.1 GOVERNING LAW. The Agreement shall be governed by the laws of the State of Indiana, without regard to Indiana choice of law provisions.

         18.2 DISPUTE RESOLUTION. In the event of any dispute relating to this Agreement or the collaborative effort contemplated hereby, the parties shall prior to instituting any lawsuit on account of such dispute, refer such dispute to the Chief Executive Officer of Ophidian and the President of Lilly's Infectious Diseases and Generics Global Business Unit (or any successor position having principal responsibility for Lilly's infectious diseases products) who shall, as soon as practicable, and with the assistance of a mediator as provided below, attempt in good faith to resolve the dispute. The parties shall select a mediator who shall serve as an impartial facilitator of such discussion. If the parties are unable to agree upon a mediator, a mediator shall be designated by the American Arbitration Association. The mediation shall be treated as a settlement discussion and therefore will be confidential and privileged. The mediator may not testify for either party in any later proceeding relating to the dispute, and no recording or transcript shall be made of the mediation proceedings. Each party shall bear its own costs in the mediation and the fees and expenses of the mediator shall be shared equally by the parties. Either party shall be free to institute litigation if such dispute is not resolved within ninety (90) days of the first written request for mediation. Notwithstanding anything in this Agreement to contrary, either party shall be entitled to institute litigation immediately if the same shall be necessary to prevent irreparable harm to any party.


                                   ARTICLE 19

                            MISCELLANEOUS PROVISIONS


         19.1 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed as evidenced by the postmark at the point of mailing or a confirmed facsimile transmission.

All notices to Lilly shall be addressed to Lilly as follows:

         Eli Lilly and Company
         Lilly Corporate Center
         Indianapolis, IN 46285
         Attention:  General Counsel

                 Fax: (317) 276-9152

All notices to Ophidian shall be addressed as follows:

         Ophidian Pharmaceuticals, Inc.
         5445 East Cheryl Parkway
         Madison, WI  53711
         Attention:  President

                 Fax:     (608) 277-2395


Any party may, by written notice to the others, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

         19.2 FOREIGN EXCHANGE. Sales and expenses of the parties under this Agreement which are in currencies other than United States dollars shall be converted into United States dollars according to the parties' customary and usual currency translation procedures which shall be consistent with the procedures used throughout the parties' operations and shall be in accordance with GAAP, consistently applied.

         19.3 NON COMPETITION. During the term of this Agreement, neither Lilly nor Ophidian shall develop or market any antibody based treatment for CDAD, except the Drug Product; provided, however, that (i) Lilly shall be free to develop or market a product having activity for CDAD if such activity is incidental to a broader spectrum product whose primary indication is not for treatment of CDAD, (ii) Lilly shall be permitted to market CDAD products as part of pharmacy benefit management, wholesale distribution, mail order pharmacy, or similar businesses, (iii) Lilly shall be free to develop or market any product acquired by Lilly as a result of any business combination between Lilly and any other company, and (iv) Ophidian shall be permitted to develop or market any product containing CDAD antibodies provided such product is not therapeutically effective against CDAD. In the event Lilly develops and markets an antibody based treatment for CDAD acquired as a result of a business combination referred to in (iii) above, Ophidian may elect to terminate this Agreement upon ninety (90) days written notice to Lilly, unless Lilly elects to discontinue marketing of the acquired product within sixty (60) days of receipt of Ophidian's notice of termination. Such termination shall be treated as if Lilly had terminated this Agreement pursuant to Section 15.4.

         19.4 FORCE MAJEURE. If either party is affected by any extraordinary, unexpected and unavoidable event such as acts of God, floods, fires, riots, war, accidents, labor disturbances, breakdown of plant or equipment, lack or failure of transportation facilities, unavailability of equipment, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any sub-division, authority or representative thereof, or by reason of any other cause whatsoever (provided that in all such cases the party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care) ("Force Majeure") it shall as soon as reasonably practicable notify the other party of the nature and extent thereof and take all reasonable steps to overcome the Force Majeure and to minimize the loss occasioned to that other party. Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other party by reason of any delay in performance or nonperformance of any of its obligations hereunder to the extent that such delay and nonperformance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly, subject however, to the rights of Lilly to exercise the licenses granted pursuant to Section 9.2 should a Trigger Event occur. During any period that adequate supply of Bulk Drug Substance is not available as a result of any Force Majeure, Lilly may purchase and use Bulk Drug Substance from any other supplier.

         19.5 ENTIRETY OF AGREEMENT. This Agreement, its exhibits and schedules and the Stock Purchase Agreement of even date herewith, sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions and agreements between them. No party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of both parties.

         19.6 NON-WAIVER. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

         19.7 DISCLAIMER OF AGENCY. This Agreement shall not constitute any party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

         19.8 SEVERABILITY. In the event any term of this Agreement is or becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of the Agreement shall remain in full force and effect.

         19.9 ASSIGNMENT. Lilly may discharge any obligations and exercise any right hereunder through an Affiliate. References to Lilly shall include any Affiliate of Lilly to whom such an assignment or delegation has been made or ratified. Except as provided in this Section, neither Lilly, nor Ophidian shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of the parties.

         19.10 HEADINGS. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

         19.11 LIMITATION OF LIABILITY. No party shall be liable to another for indirect, incidental, consequential or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages. Nothing in this Section is intended to limit or restrict the indemnification rights or obligations of any party.

         19.12 INTERPRETATION This Agreement has been jointly prepared by the parties and their respective legal counsel and shall not be strictly construed against either party.

         19.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

         19.14 COMPLIANCE WITH LAWS. Each party shall, and shall cause its respective Affiliates to, comply in all material respects with all federal, state, local and foreign laws, statutes, rules and regulations applicable to the parties and their respective activities under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                        OPHIDIAN PHARMACEUTICALS, INC.



                                        By:      s/s Douglas C. Stafford
                                           ------------------------------------
                                                 Douglas C. Stafford
                                                 President



                                        ELI LILLY AND COMPANY



                                        By:      s/s August M. Watanabe
                                           ------------------------------------
                                                 August M. Watanabe
                                                 Executive Vice President
                                                 Science and Technology

****    Indicates where confidential material has been omitted and filed separately with the Commission
                                   EXHIBIT A

                     PURCHASE PRICE FOR BULK DRUG SUBSTANCE


1. The purchase price to be paid to Ophidian by Lilly for Bulk Drug Substance for commercial sales shall be **************************
      ***************************************************************.

2. The price as determined in paragraph 1 above shall be subject to the following adjustments:

      (A) For purchases during the ************************ following the date of first commercial sale of the Drug Product (the "Product Launch"), the purchase price shall be *************************.

      (B) For purchases during the******************* following the date of Product Launch, the purchase price shall be *****************
             ***********************.

      (C) For purchases ************************ following the date of Product Launch there shall be **************************
             ***********************.

      (D)    There shall be *********************************************
             ***********************************************************.  This
             adjustment shall be calculated as follows:

             (i)   **************************************************
                   *************************************************
             (ii)  **************************************************
                   *************************************************
             (iii) **************************************************
                   *************************************************

      (E)    "COPS" shall mean    ************************************
             ******************************************************.


3.    ***********************************************************
      ***********************************************************

4.    *****************************************************************
      *****************************************************************

5.
      (A) In the event Ophidian exercises its right to terminate pursuant to paragraph 3, Ophidian shall provide assistance to Lilly for an Assistance Period sufficient to permit Lilly to develop an alternative source of supply, but not more than 4 years, such Assistance Period commencing on the day of Lilly's receipt of written notice of termination. During the Assistance Period, Ophidian shall provide Lilly with copies of its Establishment License dossier and all other regulatory filings and unrestricted permission to use the dossier and other regulatory filings for development, registration and commercialization of the Drug Product; copies of written manufacturing procedures and training in these procedures; master cell banks and working cell banks; and assistance in transferring contracts with Third Parties (e.g., hen facilities, veterinarians, Bulk Drug Substance manufacturers) to Lilly if requested by Lilly. Ophidian will grant an option to Lilly exercisable to purchase any and all dedicated facilities and equipment where it has the legal right to transfer title, work in process, finished product inventories and supplies then owned by Ophidian, at the fair market value thereof as determined by an appraisal.

      (B) During the Assistance Period Ophidian will not be required to initiate new activities or make further capital investments; however, it will be expected to, in good faith, continue to manufacture and supply Bulk Drug Substance to enable the continuity of supply until an alternative source of supply can be obtained and facilitate the orderly transfer of activities and information.

      (C) Both Ophidian and Lilly shall bear their own costs incurred during the Assistance Period *************************************
             *********************************************************.
             Appraisals shall be prepared by a nationally recognized appraisal firm acceptable to the parties, the cost of which shall be borne by the party requesting the appraisal. If the parties are unable to agree upon an acceptable appraiser with thirty (30) days, each party shall appoint its own nationally recognized appraisal firm which shall promptly prepare an appraisal of the fair market value, and the average of the two appraisals shall be the fair market value. In such event each party shall bear the expenses of its own appraisal firm.

      (D) It is the intent of the parties that Lilly be unencumbered in its efforts to take on the responsibilities of Ophidian or to arrange for a third party to assume such obligation. Insofar as Enabling Technology is needed from Ophidian, it is the intent of the parties that Lilly's rights to such technology shall survive termination. Insofar as the use of the Tradename owned by Ophidian is desired, Lilly shall be deemed to have a royalty free license to the Tradename upon notice of termination by Ophidian. All licenses granted to Lilly under this Agreement shall not be affected and shall continue in full force and effect and Lilly shall have the right to manufacture or have manufactured, use and sell the Bulk Drug Substance. All licenses to Ophidian in such event shall automatically terminate. Lilly shall pay Ophidian a royalty equal to **************** of Net Sales of Drug Product manufactured by Lilly or Third Parties under license from Lilly on a country-by-country basis until expiration of applicable
             Ophidian or Program patents in that country. In the event that Lilly later terminates and/or ceases activities and/or ceases all sales of Drug Product, all license under Ophidian Patents, Ophidian Program Patents, Ophidian Program Technology and Ophidian Technology granted to Lilly under this Agreement shall terminate.


6.    **************************************************************
      **************************************************************


7. Ophidian shall supply all Bulk Drug Substance necessary for the Clinical Development Program, the Product Process Development Program, validation testing and similar matters. **************
      *************************************************************


8. Before or during the first year following product launch for the Drug Product, Lilly shall purchase not less than of Lilly's forecast at product launch for sales during such year.


9. All terms used but not defined herein shall have the meanings set forth in the Agreement.

**** Indicates where confidential material has been omitted and filed separately with the Commission

                                   EXHIBIT B

              TERMS AND CONDITIONS OF SALE OF BULK DRUG SUBSTANCE


                           BULK DRUG SUBSTANCE SUPPLY

All sales of Bulk Drug Substance from Ophidian to Lilly shall be subject to the following terms and conditions.

Section 1.  Definitions

As used in this Exhibit B, the following terms shall have the meanings set forth below. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Agreement.

         1.1. "Contract Requirements" shall mean ************************* of Lilly's requirements for Bulk Drug Substance. Lilly may at its option commence a commercial scale process development project for the Bulk Drug Substance to enable Lilly to register its facilities or those of a Third Party contingent manufacturer in the registration. Lilly or the Third Party may manufacture limited quantities of the Bulk Drug Substance as part of that development project. Lilly shall have the right to make and sell Drug Product made from limited quantities of Bulk Drug Substance that Lilly or its Third Party manufacturers have produced, in jurisdictions other than Major Markets. Lilly shall pay Ophidian a ************** on Net Sales of such limited quantities and Ophidian reserves the right to be the sole supplier of any of the materials, including but not limited to ************, used in the facility. Ophidian's Technology and Ophidian's Program Technology shall not be used in the contingent facilities to manufacture any substance other than the Bulk Drug Substance. Ophidian shall have the right to have a representative on site and audit these facilities at reasonable intervals upon reasonable notice.

         1.2. "Latent Defects" shall mean defects that cause the Bulk Drug Substance to fail to conform to the Bulk Drug Substance Specifications or otherwise fail to conform to the warranties provided by Ophidian hereunder, which defects are not discoverable upon reasonable physical inspection and testing using the methodology specified in the Manufacturing Requirements Document.

         1.3. "Manufacturing Requirements Document" shall mean a manual containing certain specifications, procedures, methods and personnel contacts relating to the manufacturing and supply of the Bulk Drug Substance by Ophidian to Lilly that will be compiled and agreed upon by the Project Team prior to the commencement of manufacture of the Bulk Drug Substance by Ophidian. Sections of the Manufacturing Requirements Document may be modified from time to time by the Project Team.

         1.4. "Bulk Drug Substance Specifications" shall mean the specifications for Bulk Drug Substance that are included in the Manufacturing Requirements Document.


Section 2. Manufacture and Supply of Bulk Drug Substance

         2.1. Pursuant to the terms and conditions of this Agreement, Lilly shall purchase or have purchased from Ophidian the Contract Requirements, and Ophidian shall manufacture, sell and deliver to Lilly such quantities of Bulk Drug Substance. Ophidian shall not manufacture or sell Bulk Drug Substance for or to any other person for human therapeutic use.

         2.2. Bulk Drug Substance shall be manufactured to conform with the Bulk Drug Substance Specifications. The Bulk Drug Substance Specifications may be modified from time to time by the Project Team.


Section 3.  Forecasts and Orders

         3.1.  At the time of *****************************, Lilly will supply
Ophidian with a non-binding estimate of Bulk Drug Substance requirements for the ******************* following *********************. Beginning with
******** ************* Lilly shall provide Ophidian with a non-binding rolling forecast, provided **********, for each of the **************. If Lilly believes that market demand will require Ophidian to expand its manufacturing capacity, it will advise Ophidian as soon as possible.

         3.2. Orders for Bulk Drug Substance may be submitted to Ophidian by Lilly or by one or more Affiliates of Lilly. Lilly will guarantee payment by its Affiliates. When possible, orders shall be placed ************** in advance of expected shipment.

         3.3. Each Lilly order shall be governed by the terms of the Agreement (including this Exhibit B) and none of the terms or conditions of Lilly's purchase order or any acknowledgment form from Ophidian shall be applicable, except those specifying quantity ordered, delivery dates, special supply instructions and invoice information.

Timing of shipments shall be agreed upon between the parties.

Section 4.  Price

         4.1. The price for Bulk Drug Substance to be delivered during the term of this Agreement is set forth in Exhibit A to the Agreement, which is attached hereto and made a part hereof.

         4.2. Bulk Drug Substance shall be delivered to Lilly ***************, by a common carrier selected by Lilly. ****************************************

         4.3. Ophidian shall invoice Lilly or the Lilly Affiliate designated on each order upon shipment of Bulk Drug Substance. Invoicing and payment shall be in United States Dollars. Payment shall be made by Lilly or its Affiliate net ********************** from the date of invoice.*****************
**********************************************************************  Lilly
shall guarantee payment by its Affiliates.

         4.4. Any federal, state, county, or municipal sales or use tax, excise or similar charge, or other tax assessment, foreign or domestic, (other than that assessed against income), assessed or charged on the sale of Bulk Drug Substance sold pursuant to this Agreement shall be paid by Lilly or its Affiliate.

         4.5. If Bulk Drug Substance Specifications are modified pursuant to Subsection 2.2 hereof and such modification results in the requirement to rework otherwise acceptable Bulk Drug Substance, each party shall be responsible for the rework costs resulting from the Bulk Drug Substance specification changes it initiates.********************************************
*******************************************************************************


Section 5.  Manufacture of Bulk Drug Substance

         5.1. Bulk Drug Substance shall be manufactured in accordance with GMP. Ophidian shall promptly advise Lilly of any proposed process change, which change must be approved by Lilly (and if necessary the appropriate regulatory authorities) prior to its implementation by Ophidian. Such approvals shall not be unreasonably withheld by Lilly.

         5.2. Lilly shall have the right to audit Ophidian and its contractors for compliance with the manufacturing process referenced in the appropriate regulatory filings, GMP's, GLP's and applicable regulatory requirements at reasonable intervals. Such audits shall be scheduled at mutually agreeable times upon at least ten (10) days advance written notice to Ophidian. Ophidian agrees to inform Lilly in advance of any regulatory inspection which affects the manufacture of the Bulk Drug Substance, to permit a Lilly representative to be present at the time of such inspection and to promptly advise Lilly of the results of such inspection. In the event of an FDA inspection (or other regulatory authority) which involves the Bulk Drug Substance, Lilly shall be immediately informed of the issuance of a notice of inspection. In the event that there are inspectional observations (or their equivalent), Lilly shall be informed immediately and shall have the opportunity to review and have input to the response. If during manufacture of any lot of Bulk Drug Substance, any rework or remanufacture is required in order to meet the Bulk Drug Substance Specifications, Ophidian shall conduct such reworks or remanufacture only pursuant to the referenced procedures in the appropriate regulatory filings. Ophidian shall inform Lilly of any inadvertent deviation from the manufacturing process referenced in the appropriate regulatory filings for the Bulk Drug Substance or from GMP. Both the notification and the Lilly response shall be in writing before the lot will be given final disposition. Lilly, at its option, upon 10 days prior notice to Ophidian, may have Lilly personnel present at the Ophidian facility where Bulk Product is manufactured to monitor manufacturing activities. The observing and monitoring of Ophidian's operations by Lilly personnel, or the consultation by Lilly personnel with personnel of Ophidian, shall in no way relieve Ophidian of its responsibility hereunder.

         5.3. Ophidian shall provide certificates of analysis to Lilly for each shipment of Bulk Drug Substance delivered hereunder as specified in the Manufacturing Requirements Document.

         5.4. Each party shall promptly advise the other of any safety or toxicity problem of which either party becomes aware regarding Bulk Drug Substance or intermediates used in the manufacture of Bulk Drug Substance.


Section 6.  Acceptance of Bulk Drug Substance

         (a) Lilly shall have a period of thirty (30) days from the date of receipt of Bulk Drug Substance at the Lilly facility designated in the purchase order to inspect any shipment of Bulk Drug Substance to determine whether that shipment conforms to the Bulk Drug Substance Specifications. That inspection shall be performed in accordance with the Manufacturing Requirements Document. The parties may agree from time to time to revise the analytical methods with the revisions to become effective as of the date agreed by the parties.

         (b) If Lilly determines the Bulk Drug Substance does not conform to the Bulk Drug Substance specifications it shall notify Ophidian by telephone with a written confirmation. If Ophidian agrees that the Bulk Drug Substance does not conform to the Bulk Drug Substance, Lilly shall have the right to return that non-conforming Bulk Drug Substance to Ophidian. All or any part of any shipment which does not conform to the Bulk Drug Substance may be held for Ophidian's disposition and at Ophidian's expense. If Ophidian does not agree with Lilly's determination that the Bulk Drug Substance does not conform to the Bulk Drug Substance, Ophidian shall as quickly as possible, but in any event within thirty (30) days, so advise Lilly by telephone with written confirmation.
Lilly and Ophidian shall meet and attempt to agree whether the Bulk Drug Substance conforms to the Bulk Drug Substance Specifications.

         (c) Ophidian shall use its best efforts to replace any non-conforming Bulk Drug Substance within the shortest possible time. Lilly shall have no responsibility to Ophidian for the price of non-conforming Bulk Drug Substance but shall pay Ophidian the price for the replacement Bulk Drug Substance. As to quantities of Bulk Drug Substance in relation to which Lilly and Ophidian are unable to agree as to whether they conform to the Bulk Drug Substance Specifications, the parties may submit appropriate samples of that Bulk Drug Substance to a mutually acceptable third party testing laboratory that will perform testing to determine whether the Bulk Drug Substance conforms to the Bulk Drug Substance Specifications, using the test protocols and methodology provided in the Manufacturing Requirements Document. If the third party testing laboratory determines that the Bulk Drug Substance conforms to the Bulk Drug Substance Specifications, Lilly shall pay Ophidian the price established under this Agreement for that Bulk Drug Substance. The parties hereto recognize that it is possible for a shipment of Bulk Drug Substance to have Latent Defects. As soon as either party becomes aware of a Latent Defect in any lot of Bulk Drug Substance, it shall immediately notify the other party and the lot or batch involved shall, at Lilly's election, be deemed rejected as of the date of such notice. The party shall then investigate to determine whether latent defects are caused by a party of negligence in production of Bulk Drug Substance or handling of Bulk Drug Substance after shipment from Ophidian, or whether there is unforeseen variability in the process requiring revalidation. The rejected lot will be paid for by the non-compliant party or shared by both parties if the process requires revalidation.


Section 7.  Audits

         Lilly and its Affiliates will keep records of the sales of the Drug Product in sufficient detail to permit the determination of Net Sales. At the request and expense of Ophidian, Lilly will permit its auditors, Ernst & Young LLP, or another independent auditor acceptable to Lilly, to examine these records during ordinary business hours to the extent necessary to verify the propriety of Net Sales. Such examination will be made no later than two years after the invoice dates of Bulk Drug Substance shipments to be examined. The results of any such examination will be made available to both Ophidian and Lilly provided that the auditor will not disclose to Ophidian the business details of Lilly's records, but will report only as to the propriety of Net Sales of the Drug Product, calculation of the price paid to Ophidian, and, if applicable, the amount by which the auditor's calculation varies from Lilly's calculation. Upon Ophidian's request to be made no later than seven (7) days following issuance of the auditor's report, Lilly and/or the auditors will make available for Ophidian's inspection Lilly's calculation, auditor's calculation and Net Sales of the Drug Product. Ophidian shall have sixty (60) days following the issuance of the auditor's report to meet with and ask questions regarding the auditor's report. If the auditor's calculation varies by more than five percent (5%) from Lilly's calculation and such variance is to the disadvantage of Ophidian, Lilly will refund Ophidian the cost of such audit examination.


Section 8.  Guarantee and Warranty

         8.1. Ophidian guarantees and warrants that Bulk Drug Substance delivered to Lilly pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable foreign, state or municipal law, as such Act and such laws are constituted and effective at the time of delivery and will not be an article which may not, under the provisions of Sections 404 and 505 of such Act, be introduced into interstate commerce.

         8.2. Ophidian warrants that Bulk Drug Substance delivered to Lilly pursuant to this Agreement shall conform with the Bulk Drug Substance Specifications and shall be in compliance with applicable law and all applicable regulatory requirements. OPHIDIAN MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY OPHIDIAN. IN NO EVENT SHALL OPHIDIAN BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS.


         8.3 Ophidian warrants that it shall conform to the provisions of the EEO clause in Section 2.02 of Executive Order 11246 as amended, 41 C.F.R. 60-250 and 41 C.F.R. 60-741, as amended, which are incorporated herein by reference.

Section 9.  Recalls

         9.1. In the event of a recall ordered by a government agency or a confirmed failure of the CDAD Product ("Recall"), Lilly shall be responsible for the coordination of Recall activities.

         9.2. Where the Recall is caused by Ophidian's negligence or willful misconduct or its material breach of this Agreement, Ophidian agrees to pay all costs and expenses of any Recall, including costs of retrieving Bulk Drug Substance or the Drug Product already delivered to Lilly's customers. Ophidian further agrees to reimburse Lilly for costs and expenses Lilly is required to pay for notification, shipping and handling charges. Prior to any such reimbursement, Lilly shall provide Ophidian with supporting documentation of all reimbursable costs and expenses. If the Recall is caused by reasons other than Ophidian's negligence, willful misconduct or material breach, Lilly shall pay all of the costs and expenses described above for such Recall.

                                   EXHIBIT C


                         OPHIDIAN PHARMACEUTICALS, INC.


                            STOCK PURCHASE AGREEMENT


                                      WITH


                             ELI LILLY AND COMPANY

**** Indicates where confidential material has been omitted and filed separately with the Commission

                                  JUNE 3, 1996

                              TABLE OF CONTENTS

                            STOCK PURCHASE AGREEMENT

**** Indicates where confidential material has been omitted and filed separately with the Commission

ARTICLE I   PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II   REPRESENTATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.1     Organization, Good Standing and Qualification  . . . . . . . . . . . . . . . .   1
         2.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         2.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.4     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.5     Valid Issuance of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.6     Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.7     Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.8     Patents and Other Proprietary Rights . . . . . . . . . . . . . . . . . . . . .   3
         2.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.10    No Conflict With Other Instruments . . . . . . . . . . . . . . . . . . . . . .   3
         2.11    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.12    No Material Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.13    No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.14    Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.15    Voting Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.16    Private Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.17    Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.18    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.19    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.20    Inventions and Secrecy Agreements  . . . . . . . . . . . . . . . . . . . . . .   6
         2.21    Company Contracts and Documents  . . . . . . . . . . . . . . . . . . . . . . .   6
         2.22    Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.23    Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.24    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.25    Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.26    Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.27    FDA Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.28    Business Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.29    Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.30    Conflict of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.31    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.32    Development Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III   REPRESENTATIONS OF THE INVESTOR . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.1     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9



ARTICLE IV   SECURITIES LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.1     Securities Laws Representations and Covenants
                 of the Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.2     Legends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE V   DISCLOSURE OF THE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE VI   CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT
                          THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.2     Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.3     Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         6.4     Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.5     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE VII   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT
                            THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.1     Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.2     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         7.3     Blue Sky Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE VIII   POST-CLOSING COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . .   14
         8.1     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.2     Open Communication . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.3     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.4     Private Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         8.5     Invention and Secrecy Agreements . . . . . . . . . . . . . . . . . . . . . . .   14
         8.6     Payment of Documentary, Stamp and Similar Taxes  . . . . . . . . . . . . . . .   14
         8.7     Reports Under Securities Exchange Act of 1934  . . . . . . . . . . . . . . . .   15
         8.8     Termination of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE IX   SUBSEQUENT OFFERINGS AND REGISTRATIONS . . . . . . . . . . . . . . . . . . . . . .   16
         9.1     Participation in Subsequent Offerings  . . . . . . . . . . . . . . . . . . . .   16
         9.2     Subsequent Offerings Having Dilutive Effect  . . . . . . . . . . . . . . . . .   16
         9.3     Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         9.4     Company Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE X   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         10.1    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         10.2    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         10.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         10.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         10.5    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         10.6    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         10.7    Survival of Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         10.8    Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         10.9    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         10.10   Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         10.11   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into and effective as of the 3rd day of June, 1996, by and between OPHIDIAN PHARMACEUTICALS, INC., a Wisconsin corporation, (the "Company"), and ELI LILLY AND COMPANY, an Indiana corporation (the "Investor").


                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

1.1 PURCHASE AND SALE. Subject to the terms and conditions hereof, the Investor agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, 153,846 shares of the Company's common stock, $.0025 par value (the "Shares"), at a price of $6.50 per share for a total purchase price of one million dollars ($999,999) (the "Purchase Price").

1.2 THE CLOSING. The closing ("Closing") of the purchase and sale of the Shares is to be held at the offices of Eli Lilly and Company located at Lilly Corporate Center, Indianapolis, IN, on July 1, 1996, at 9:00 a.m., or at such other time and place as the Company and Investor shall mutually agree. At the Closing, the Company shall deliver the Shares to the Investor upon delivery to the Company by the Investor of a check drawn on a U.S. bank or wire transfer of funds in the amount of the Purchase Price. The Shares to be delivered to the Investor will be evidenced by a single certificate registered in the Investor's name.


                                   ARTICLE II

                        REPRESENTATIONS OF THE COMPANY
         The Company represents and warrants to the Investor as follows:

2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company: (a ) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin; (b) has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is presently being conducted and as proposed to be conducted; and (c) is qualified and is in good standing as a foreign corporation in all other jurisdictions in which the failure so to qualify would have a material adverse effect on its business or properties.

2.2 CAPITALIZATION. Immediately prior to the Closing, the authorized capital of the Company will consist of:

         (a) COMMON STOCK, 22,400,000 shares of common stock, $0.0025 par value, of which 6,092,192 shares are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, non-assessable, and outstanding. A true and correct list of all five percent (5%) shareholders has been furnished to the Investor.

         (b)     PREFERRED STOCK.  0 shares of preferred stock.

         (c) OTHER SECURITIES. Except with respect to (i) the Company's stock option plan as described below, (ii) preemptive rights granted to shareholders in Article XIII of the Company's Bylaws, (iii) a Stock Warrant dated January 17, 1990, and amended on February 8, 1991, issued to Fitchburg Research Park Associates enabling it, under certain circumstances, to purchase 114,290 shares of Company common stock at a purchase price of $0.0025 per share, and (iv) a certain Consulting Agreement dated May 19, 1994, enabling the consultant to purchase 200,000 shares of Company common stock at a purchase price of $4.50 per share, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from or by the Company of any shares of its capital stock. Options to purchase 430,346 shares of the Company's common stock have been issued pursuant to the Company's stock option plan for employees, officers and directors and are currently outstanding. 657,160 shares of the Company's common stock are currently reserved for issuance pursuant to such plan.

2.3 SUBSIDIARIES. The Company has no subsidiaries and does not control, directly or indirectly any other corporation, association, or business organization.

2.4 AUTHORIZATION. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken on or prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company.

2.5 VALID ISSUANCE OF SHARES. When issued in accordance with the terms of this Agreement, the Shares shall be duly and validly authorized and issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable and not subject to any preemptive rights, liens, claims or encumbrances, or other restriction on transfer, except as set forth in this Agreement and Article XII of the Company's Bylaws pertaining to the Company's right of first refusal with respect to transfers of Company common stock.

2.6 GOVERNMENTAL CONSENTS. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations, or filings of or with any federal, state or local governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated herein have been or shall be obtained prior to the Closing and shall be effective as of the Closing.

2.7 TITLE TO PROPERTY. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except those that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets the Company leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances which would be materially adverse to the Company.

2.8 PATENTS AND OTHER PROPRIETARY RIGHTS. The Company has sufficient title and ownership of all Proprietary Rights (as defined below) necessary for its business as now conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the Company's Proprietary Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Rights of any other person or entity, that prevent the Company from carrying out its business as it is now conducted. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate the Proprietary Rights of others. Proprietary Rights shall mean patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes.

2.9 LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge and belief, any basis therefor or threat thereof, against or affecting the Company which question the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company or in any of the properties or assets, or in any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, use in connection with the Company's business of any information or techniques allegedly proprietary to any former employers of the Company's employees, or obligations of the Company's employees under any agreements with their prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.10 NO CONFLICT WITH OTHER INSTRUMENTS. The Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, which violation or default would be materially adverse to the Company. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any provision of the Company's Articles of Incorporation or Bylaws subject, however, to compliance with certain preemptive rights that are provided to the Company's shareholders as set forth in the Company Bylaws; (b) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (c) any material contract, obligation or commitment to which the Company is a party or by which it is bound; or (d) to the Company's knowledge, any statute, rule or governmental regulation applicable to the Company.

2.11 FINANCIAL STATEMENTS. Attached as Exhibit A are the audited financial statements (balance sheet, statement of operations and statement of cash flows) of the Company as of and for the three (3) years ending September 30, 1993, 1994 and 1995, together with the accompanying notes and report of the Company's independent auditors together with the unaudited financial statements for the interim period ended March 31, 1996 (such audited and unaudited financial statements are collectively referred to as the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and are consistent with each other.

2.12 NO MATERIAL LIABILITY. There are no outstanding material liabilities except for those that are set forth in the Financial Statements.

2.13 NO ADVERSE CHANGE. Since the date of the latest audited Financial Statements, there has not been:

         (a) any change in the assets, properties, liabilities, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted) from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

         (b) any waiver by the Company of a valuable right or of a material debt owed to it;

         (c) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

         (d) any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

         (e) to the Company's knowledge, any other event or condition of any character which might materially and adversely affect the assets, properties, financial condition, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted).

2.14 CORPORATE DOCUMENTS. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which has been approved by the Investor), the Articles of Incorporation and By-laws of the Company are in the form previously provided to the Investor.
The minute books of the Company made available to the Investor contain a complete summary of all meetings of the board of directors (including committees thereof) and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

2.15 VOTING ARRANGEMENTS. Except for the voting agreement dated February 8, 1991, by and between Margaret B. van Boldrik and Sean B. Carroll, husband and wife, and Fitchburg Research Park Associates, a Wisconsin partnership, to the Company's knowledge, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares.

2.16 PRIVATE OFFERING. Neither the Company nor anyone acting on its behalf has offered any securities of the Company for issuance or sale to, or solicited any offer to acquire any of the same from, any person or entity so as to make the issuance and sale of the Shares subject to the registration requirements of
Section 5 of the Securities Act of 1933, as amended ("Securities Act").

2.17 REGISTRATION RIGHTS. Except as provided in this Agreement, or as set forth in the Disclosure Schedule, the Company is under no contractual obligation to register (now or in the future, whether contingent or not) under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

2.18 BROKERS AND FINDERS. Except as set forth in the Disclosure Schedule, the Company has not retained any investment banker, broker or finder, and is not obligated to any such person for any fee, in connection with the transactions contemplated by this Agreement.

2.19 FULL DISCLOSURE. The Company believes it has provided the Investor with all information that the Investor has requested for deciding whether to purchase the Shares and all information reasonably necessary to enable the Investor to make such decision. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements not misleading.

2.20 INVENTIONS AND SECRECY AGREEMENTS. Each employee, consultant and subcontractor of the Company with access to the Company's proprietary information has executed an agreement regarding inventions and confidential information in substantially the form previously provided to the Investor. The Company, after reasonable investigation, is not aware that any such employee, consultant, or contractor is in violation thereof.

2.21         COMPANY CONTRACTS AND DOCUMENTS.

         (a) Except for (i) transactions relating to purchases of shares of the Company's securities and (ii) regular salary payments and fringe benefits paid in the ordinary course of the Company's business, none of the officers, employees, directors or other affiliates of the Company is a party to any transaction, agreement or understanding with the Company, and there have been no assumptions or guarantees by the Company of any obligations of such persons;

         (b) Except for items that the Company is prohibited from disclosing under the terms of a confidentiality agreement with a third party, there are no agreements, undertakings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound which involve (i) the license of any Proprietary Rights of the Company, or (ii) the prohibition or limitation of the Company's ability to engage in its business or any other business or to compete with any person;

         (c) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Articles of Incorporation or By-laws, which adversely affect, in any material respect, its business as now conducted or as proposed to be conducted, or its assets, properties, financial condition or prospects; and

         (d) The Company has not engaged in the past 12 months in any discussions (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations;
                 (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of, or (iii) regarding any other forms of business combination, liquidation, dissolution or winding up of the Company.

2.22 DISTRIBUTION. There has been no declaration or payment by the Company of any dividend, nor any distribution by the Company of any assets of any kind, to any of its shareholders with respect to any of the Company's securities, except as set forth in the Financial Statements.

2.23 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects and accurately reflect all tax liabilities of the Company with respect to all tax periods ending on or prior to the date hereof. The Company has received no notice that the Company's federal income tax returns or any state income or franchise or other tax returns have been or are being audited by any governmental authority. The Company has paid all taxes and other assessments due on or before the date hereof and such payments were made prior to the time penalties would accrue thereon. The provision for taxes of the Company is adequate for taxes due or accrued as of the date hereof. All taxes which should be reserved on the books of the Company in accordance with generally accepted accounting principles, consistently applied, have been so reserved.

2.24 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, reasonably sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has also obtained any other insurance coverages with respect to risks associated with its business in such amounts as are customary in its industry. The Company is not aware of any pending or threatened claims against or by the Company for property damages or personal injuries.

2.25 EMPLOYEE RELATIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is not a strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial condition, prospects or business (as now conducted or as proposed to be conducted) of the Company, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee intends to terminate his or her employment with the Company, nor does the Company intend to terminate the employment of any such person. The Company believes its relations with its employees are satisfactory.

2.26 INVESTMENT COMPANY ACT. The Company is not an "investment company" or a company controlled by an "investment company" as such terms are defined in the Investment Company Act of 1980, as amended.

2.27 FDA MATTERS. There are no applications or other proceedings presently pending before the United States Food and Drug Administration ("FDA"). The FDA has not delivered a letter of nonapproval, or threatened to deliver such a letter, with respect to any product manufactured, marketed, licensed or developed by the Company, or any product which the Company intends to manufacture, market, license or develop.

2.28 BUSINESS PLAN. The Company's business plan entitled Business Summary and Financial Model (1996-2004), as furnished to the Investor, has been prepared in good faith by the Company, does not contain any untrue statement of material fact and does not omit to state a material fact necessary to make the statements made therein not misleading.

2.29 CONDITION OF ASSETS. All property of the Company, whether real or personal, is in good condition, reasonable wear and tear excepted, and is sufficient for its current use in the business of the Company.

2.30 CONFLICT OF INTEREST. The Company and its executive officers have no interest (other than as holders of securities of a publicly-traded company), either directly or indirectly, in any entity, including, without limitation thereto, any corporation, partnership, joint venture, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, or designs, produces and/or sells any products, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to become engaged; (ii) is a supplier, customer, or creditor of the Company, or has an existing contractual relationship with any of the Company's managing employees; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the Company's business.

2.31 COMPLIANCE WITH LAW. The business of the Company is not being conducted in violation of any material law, ordinance or regulation of any governmental entity (including, without limitation, those relating to environmental protection and occupational safety and health practices). All material governmental approvals, permits and licenses required to conduct the current business of the Company have been obtained and are in full force and effect and are being complied with in all material respects.

2.32 DEVELOPMENT AGREEMENT. The representations and warranties made by the Company in the Agreement dated of even date herewith by and between the Company and the Investor ("Development Agreement") are true and correct.


                                  ARTICLE III

                        REPRESENTATIONS OF THE INVESTOR

The Investor represents and warrants to the Company as follows:

3.1 AUTHORIZATION. The Investor has full power and authority to enter into this Agreement. This Agreement constitutes a valid and legally binding obligation of the Company.

3.2 BROKERS AND FINDERS. The Investor has not retained any investment banker, broker or finder, and is not obligated to any such person for any fee, in connection with the transactions contemplated by this Agreement.



                                   ARTICLE IV

                                SECURITIES LAWS

4.1 Securities Laws Representations and Covenants of the Investor. The Investor represents, warrants and covenants to the Company as follows:

         (a) PURCHASE ENTIRELY FOR OWN ACCOUNT. The Shares are being acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

                 The Investor was not organized solely for the purpose of acquiring the Shares.

         (b) DISCLOSURE OF INFORMATION. The Investor believes it has received all information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares. The foregoing does not, however, limit or modify the representations and warranties of the Company in
                 Article II of this Agreement.

         (c) INVESTMENT EXPERIENCE. The Investor has previously invested in companies in the development stage, can bear the economic risks of the investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Shares.

         (d) ACCREDITED INVESTOR. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, of the Securities and Exchange Commission ("SEC") under the Securities Act.

         (e) RESTRICTED SECURITIES. The Investor understands that the Shares it is purchasing pursuant to this Agreement are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

         (f) DISPOSITION OF SHARES. The Investor will not dispose of any of the Shares (other than pursuant to SEC Rules 144 or 144A or any similar or analogous rule or rules) unless and until (i) the Investor shall have notified the Company of the proposed disposition and the circumstances surrounding the proposed disposition and, if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that such disposition will not require registration under the Securities Act; or (ii) there is in effect a registration statement under the Securities Act covering the proposed disposition and the proposed disposition is made in accordance with such registration statement.

4.2 LEGENDS. The certificates evidencing the Shares may bear the restrictive legends set forth below, except that such certificates shall not bear the legends set forth in (a) and (c) below if the transfer was made in compliance with Rule 144 or if the opinion of counsel, if any, referred to in
Section 4.1(f)(i) is to the effect that such legend is not required in order to establish compliance with any provisions of the Securities Act:

         (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"). THE SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR SUCH TRANSFER IS MADE PURSUANT TO RULES 144 OR 144A OF THE ACT OR AN EXEMPTION TO THE REGISTRATION REQUIREMENTS OF THE ACT."

         (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF FIRST REFUSAL AND MANDATORY SALE UPON THE HAPPENING OF CERTAIN EVENTS AS SET FORTH IN ARTICLE XII OF THE BYLAWS OF THE CORPORATION, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

         (c) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT."

         (d) Any legend required by the laws of any applicable state or other jurisdiction governing the Shares.


                                   ARTICLE V

                          DISCLOSURE OF THE AGREEMENT

         Neither party shall disclose any information about this Agreement, including its existence, without the prior written consent of the other. Consent shall not be required, however, for disclosures to tax authorities or to bona fide potential sublicensees, to the extent required or contemplated by this Agreement, provided, that in connection with such disclosure, each party agrees to use its commercially reasonable efforts to secure confidential treatment of such information. Each party shall have the further right to disclose the terms of this Agreement as required by applicable law, including the rules and regulations promulgated by the Securities and Exchange Commission and to disclose such information to shareholders or potential investors as is customary for publicly-held companies, provided the disclosing party provides to the other party a copy of the information to be disclosed and an opportunity to comment thereon prior to such disclosure and consults within a reasonable time in advance of the proposed disclosure with the other on the necessity for the disclosure and the text of the proposed release.


                                   ARTICLE VI

           CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT THE CLOSING

The obligations of the Investor under this Agreement to purchase the Shares from the Company are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the
Investor:

6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article II of this Agreement shall be true on and as of the Closing with the same effect as though such representation and warranties had been made on and as of the Closing.

6.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Investor a certificate dated as of the Closing, executed by an executive officer of the Company and in a form reasonably acceptable to the Investor, certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied and that there has been no material adverse change in the assets, properties, prospects, condition, affairs, operations or business of the Company, as now conducted or as proposed to be conducted, since the date of this Agreement.

6.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such documents as it may have reasonably requested.

6.5 OPINION OF COUNSEL. The Investor shall have received an opinion from the Company's counsel, dated as of the Closing and in a form and substance reasonably acceptable to the Investor, to the effect that:

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and the Company has the requisite corporate power and authority to own its properties and to conduct its business;

      (b) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly authorized by the Company, duly executed and delivered by an authorized officer of the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by law affecting the rights of creditors generally;

      (c) The capitalization of the Company is as set forth in this Agreement;

      (d) The certificates representing the Shares are in due and proper form and have been duly and validly executed by the officers of the Company named thereon;

      (e) The execution, delivery, performance and compliance with the terms of this Agreement do not violate any provision of the Company's Articles of Incorporation or By-laws and, to the best of such counsel's knowledge, do not conflict with or constitute a default under the provisions of any judgment, writ, decree, order or agreement to which the Company is a party or by which it is bound, which conflict or default would be materially adverse to the Company.

      (f) All consents, approvals, orders or authorizations of, and all qualifications, registrations, designations, declarations, or filings with, any federal or Wisconsin governmental authority required to be made prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement have been obtained, and are effective, as of the Closing and such counsel is not aware of any proceedings, or threat thereof, which question the validity thereof;

      (g) Based in part upon the representations of the Investor set forth in this Agreement, the offer and sale of the Shares pursuant to the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and from any state qualification requirements of the Company's state of incorporation and principal place of business;

      (h) Such counsel is not aware of any action, proceeding or investigation pending against the Company or any of its officers, directors, or employees, or that any of the foregoing has received any threat thereof, which questions the validity of this Agreement, or the right of the Company or its officers or directors to enter into this Agreement or which might result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs, or prospects of the Company nor is such counsel aware of any litigation pending against the Company or any of its officers, directors or employees, or that any of the foregoing has received any threat thereof, by reason of the proposed activities of the Company, the past employment relationships of its officers, directors or employees, or negotiations by the Company or any of its officers, directors or employees with possible investors in the Company or its business; and

      (i) The Shares have been duly and validly authorized and issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable and not subject to any preemptive rights, liens, claims or encumbrances, or other restriction on transfer, except as set forth in this Agreement and Article XII of the Company's Bylaws pertaining to the Company's right of first refusal with respect to transfers of Company common stock.


                                  ARTICLE VII

             CONDITIONS OF THE COMPANY'S OBLIGATIONS AT THE CLOSING

         The obligations of the Company under this Agreement to issue and sell the Shares to the Investor are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Company:

7.1 REPRESENTATIONS AND WARRANTIES. The representation and warranties of the Investor contained in Article III and Section 4.1 of this Agreement shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

7.2 PAYMENT OF PURCHASE PRICE. The Investor shall at the Closing pay the Purchase Price upon delivery by the Company of a certificate representing the Shares.

7.3 BLUE SKY COMPLIANCE. The Company shall have complied with all applicable state securities laws as necessary to offer and sell the Shares to the Investor.

                                  ARTICLE VIII

                     POST-CLOSING COVENANTS OF THE COMPANY

8.1 FINANCIAL STATEMENTS. The Company shall deliver to the Investor all financial and other reports required under federal, state or local law and such other reports as the parties may agree upon. In addition, the Company shall deliver to the Investor: (i) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet as of the end of such year and a schedule as to the sources and applications of funds for such year, such year end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, consistently applied, and audited and certified by independent public accountants reasonably acceptable to the Investor; and (ii) within 30 days of the end of each quarter, an unaudited income statement, balance sheet and cash flow analysis for and as of the end of such quarter, including the foregoing information on a comparative and year to date basis.

8.2 OPEN COMMUNICATION. The Company shall permit the Investor at reasonable times to discuss the Company's affairs, finances and accounts with the Company's officers.

8.3 INSURANCE. The Company shall maintain insurance coverage covering risks associated with its business in such amounts as are customary in the industry.

8.4 PRIVATE OFFERING. Neither the Company nor anyone acting on its behalf will offer any securities of the Company for issuance or sale to, or solicit any offer to acquire any of the same from, any person or entity so as to make the issuance and sale of the Shares subject to the registration requirements of
Section 5 of the Securities Act.

8.5 INVENTION AND SECRECY AGREEMENTS. Each employee and consultant of the Company who may have access to the Company's and Investor's proprietary information shall execute an appropriate confidentiality agreement.

8.6 PAYMENT OF DOCUMENTARY, STAMP AND SIMILAR TAXES. The Company shall pay any and all documentary, stamp, transfer or other taxes which may become due or payable with respect to or as a result of the issuance and delivery of the Shares.

8.7 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Investor the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration or pursuant to a registration on SEC Form S-3, the Company agrees to:

         (a) make and keep public information available, as those terms are defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

         (b) take such action, which may, but shall not be required to, include the voluntary registration of its securities under
                 Section 12 of the Securities Exchange Act of 1934, as amended ("1934 Act"), as is necessary to enable the Investor to utilize SEC Form S-3 for the sale of the Shares, such action to be taken, as required under the 1934 Act, after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

         (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

         (d) furnish to the Investor, so long as the Investor owns Shares, upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-3 (at any time after it so qualifies),
                 (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such plan.

8.8 TERMINATION OF COVENANTS. The covenants contained in Sections 8.1, 8.2, and 8.6 shall terminate upon an underwritten public offering by the Company of its securities.

                                   ARTICLE IX

                     SUBSEQUENT OFFERINGS AND REGISTRATIONS

9.1 PARTICIPATION IN SUBSEQUENT OFFERINGS. If at any time the Company shall issue, for cash, shares of its common stock or any other security which can be converted into shares of the Company's common stock (a "Subsequent Offering"), other than shares to be issued to employees or directors or consultants of the Company pursuant to the Company's stock option plan, and other than pursuant to an agreement that also provides for the transfer of technology or other similar strategic alliance, the Company shall offer upon the same price and terms to the Investor such number of additional shares of such common stock or other security as would result in the Investor maintaining the same overall percentage ownership of such common stock of the Company (taking into consideration the conversion rights of all securities) following such new issuance as existed immediately prior thereto. Upon receipt of written notice of such offer, the Investor shall have a period of forty-five (45) calendar days within which to accept or reject the offer of sale of such securities. Closing for the purchase of such securities shall occur immediately following the closing of the Subsequent Offering. The requirements of this Section shall terminate upon the first sale of the Company's common stock to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act covering the offer and sale of the Company's common stock with an aggregate offering price to the public of not less than ten million dollars ($10,000,000).

9.2 SUBSEQUENT OFFERINGS HAVING DILUTIVE EFFECT. If the Company shall issue shares of its common stock or any other security which can be converted into shares of the Company's common stock ("Additional Issuance"), other than shares to be issued to employees or directors of the Company pursuant to the Company's stock option plan, for a per share consideration less than the per share consideration paid by the Investor pursuant to this Agreement (taking into consideration conversion rights and subdivisions of the securities by stock dividends, splits or otherwise), the Company shall issue to the Investor such additional number of shares of the Company's common stock as necessary so that the number of shares purchased under this Agreement plus any such additional shares issued pursuant to this Section 9.2 shall equal the number of shares which the Investor would have been able to purchase for the Purchase Price had the per share consideration paid by the Investor pursuant to this Agreement been equal to the per share consideration paid for the Additional Issuance. For purposes of this Section 9.2, the per share consideration shall not be considered to be less than the per share consideration paid by the Investor under circumstances where the Investor's independent certified public accountant renders an opinion to the effect that the Additional Issuance will not result in a permanent impairment in the value of the Investor's shares of Company common stock in accordance with Generally Accepted Accounting Principles. Additional shares under this Section 9.2 shall be issued to the Investor contemporaneously with the closing of the Additional Issuance. The requirements of this Section 9.2 shall terminate upon completion of the first public offering of the Company's common stock pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act with an aggregate price to the public of not less than ten million dollars ($10,000,000) (it being understood that this Section 9.2 shall apply to the sale of shares of the Company's common stock in such public offering).

For the purposes of determining the per share consideration paid for the Additional Issuance, the following provisions shall be applicable.

         (a) In the case of issuance of common stock for cash, the consideration shall be deemed to be the amount of cash paid therefore without deducting any discounts or commissions paid or incurred by the Company in connection with the issuance and sale thereof.

         (b) In the case of the issuance of common stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as may be mutually agreed upon by the Company and the Investor. If the Company and the Investor are unable to agree on such fair value, the fair value shall be determined by a nationally recognized investment banking firm or nationally recognized firm of independent certified public accountants selected by the parties, whose fees shall be borne equally by the parties; provided, however, that if, at the time of such determination, the Company's common stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined shall not exceed the aggregate "current market price" (as defined below) of shares of common stock being issued.

         (c) In the case of issuance of (i) options to purchase or rights to subscribe for common stock, (ii) securities by their terms convertible into or exchangeable for common stock, or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for common stock:

                 (1) The aggregate maximum number of shares of common stock deliverable upon exercise of such options to purchase or rights to subscribe for common stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (a) and (b) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the common stock covered thereby;

                 (2) The aggregate maximum number of shares of common stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (a) and (b) above;

         (d) For purpose of any computation pursuant to this section 9.2, the "Current Market Price" at any date of one share of common stock shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations).

9.3      REGISTRATION RIGHTS.

         (a) DEFINITIONS. As used in this Section 9.3, the following terms shall have the following respective meanings:

                 o "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
                 o "TRANSFER" shall mean any disposition of the Shares which would constitute a sale thereof within the meaning of the Securities Act.
                 o "RESTRICTED SECURITIES" shall mean (i) the Shares; (ii) any common stock issued to the Investor as a result of any Subsequent Offering under Section 9.1 or otherwise;
                       (iii) any common stock issued to the Investor as a result of any Additional Issuance under Section 9.2 or otherwise; and (iv) any common stock or other security issued as a dividend or other distribution with respect to the foregoing.

         (b) REQUEST FOR REGISTRATION. In the event the Company shall receive from Investor a written request that the Company effect any registration, qualification or compliance with respect to shares of Restricted Securities with an expected aggregate offering price to the public of at least five million dollars ($5,000,000), the Company will: within ten
                 (10) days of the receipt by the Company of such notice, give written notice of the proposed registration, qualification or compliance to all other holders of Restricted Securities; and as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all the Restricted Securities as are specified in such requests; together with all or such portion of the Restricted Securities of any holder or holders of Restricted Securities, joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 9.3(b):

                 (l) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                 (2)      prior to December 31, 1998;

                 (3) during the period starting with the date sixty (60) days prior to the Company's estimated date of filing of, and ending on the date three (3) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than registration of securities in a Rule 145 transaction, with respect to an employee benefit plan or with respect to the Company's first registered public offering of its stock in which case the period shall end on the date six (6) months following the effective date), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective;

                 (4) after the Company has effected three (3) such registrations pursuant to this section 9.3(b), and such registrations have been declared or ordered effective; provided, however, that in the event that any legal restrictions or prohibitions shall result in the inability of the holders of Restricted Securities participating in a registration pursuant to this Section 9.3(b) to sell at least seventy-five percent (75%) of the Restricted Securities included in any such registration within one hundred eighty
                          (180) days of the effectiveness thereof, then the Investor shall be entitled to demand an additional registration pursuant to this
                          Section 9.3(b);

                 (5) If the Company shall furnish to the Investor a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it will be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 9.3 shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of written request from the Investor; provided, however, that the Company shall not exercise such rights more than once in any twelve (12) months.

                 (6) Subject to the foregoing clauses (1)-(5), the Company shall file registration statement covering the Restricted Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Investor.

         (c) REQUEST FOR REGISTRATION ON FORM S-3. If the Investor requests that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) or any similar short-form registration statement, for a public offering of Restricted Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed one million dollars ($1,000,000) and the Company is a registrant entitled to use Form S-3 to register the Restricted Securities for such an offering, the Company shall use its best efforts to cause such Restricted Securities to be registered on such form for the offering and to cause such Restricted Securities to be qualified as the Investor may reasonably request; provided, however, that the Company shall not be required to effect more than four (4) registrations pursuant to this Section 9.3(c) or more than one
                 (1) such registration in any twelve (12) month period. After the Company's first public offering of its securities, the Company will use its best efforts to qualify for Form S-3 registration or a similar short-form registration.

                 Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 9.3(c):

                 (1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                 (2) If the Company within ten (10) days of the receipt of the request described herein, gives notice of its bonafide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, or an offering solely to employees);

                 (3) During the period starting with the date ninety (90) days prior to the Company's estimated date of filing, and ending on the date three (3) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                 (4) If the Company shall furnish to the Investor, a certificate signed by President of the Company stating that in good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registrations statements to be filed in the near future, then the Company's obligation to use its best effort to file a registration statement shall be deferred for a period not to exceed ninety (90) days from the receipt of request to file such registration by the Investor; provided, however, that the Company shall not exercise such right more than once in any twelve (12) month period.

         (d) "PIGGYBACK" REGISTRATIONS. If and whenever the Company proposes to register any of its equity securities under the Securities Act for an offering to the general public for cash, whether on its own behalf or on behalf of controlling shareholders of the Company participating in a secondary distribution, it will give written notice to all holders of Restricted Securities of its intention to do so and, upon the written request of the holders of any Restricted Securities given within forty-five (45) business days after the Company's giving of such notice (which request shall state the intended method of disposition of such Restricted Securities by the prospective sellers), the Company will use its best efforts to cause the Restricted Securities as to which registration shall have been so requested to be included in the shares of securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition (in accordance with the written request of the holders) by the prospective seller or sellers of such Restricted Securities.

         (e) UNDERWRITING. In the event that any registration pursuant to this Section 9.3 shall be, in whole or in part, a firm commitment underwritten offering of securities of the Company, any request by such holders pursuant to this Section 9.3 to register Restricted Securities must specify that such shares are to be included in the underwriting (i) on the same terms and conditions as the shares of securities, if any, otherwise being sold through underwriters under such registration; (ii) in the event that no shares of securities, other than Restricted Securities, are being sold through underwriters under such registration, then on terms and conditions comparable to those normally applicable to offerings of common stock in reasonably similar circumstances. Notwithstanding any other provision of this Section 9.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude a pro rata portion of the Restricted Securities of the requesting holders based on the proportion of such Restricted Securities to the total securities to be included in the registration (excluding securities to be issued directly by the Company if the Company initiated the registration).

         (f) REGISTRATION PROCEDURES AND EXPENSES. If and whenever the Company is required by the provisions of this Section to include any of the Restricted Securities of the Investor in a registration under the Securities Act, the Investor will furnish in writing such information as is reasonably requested by the Company for inclusion in the registration statement relating to such offering and such other information and documentation as the Company shall reasonably request, and the Company will, as expeditiously as possible:

                 (1) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration to become and remain effective for such period as may be necessary to permit the successful marketing of such securities but not exceeding 120 days.

                 (2) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and to keep such registration statement effective for that period of time specified in paragraph 9.3(f)(1).

                 (3) Furnish to each selling shareholder such number of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of the Restricted Securities owned by such seller.

                 (4) If the Company is required by the underwriters, if any, of the securities registered under this Section
                          9.3 to deliver an opinion of counsel to such underwriters in connection with such registration, and if requested by any holders of Restricted Securities participating in such registration, use its best efforts to furnish such opinion to such holders on the day of delivery to the underwriters, addressed to such underwriters and to such holders containing substantially the following provisions:

                          (a) that the registration statement covering such registration of securities has become effective under the Securities Act;

                          (b) that, to the best of such counsel's knowledge, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or threatened under the Securities Act;

                          (c) that at the time the registration statement became effective, the registration statement and the related prospectus complied as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements and related schedules contained therein);

                          (d)       that while such counsel has not
                                    independently verified the accuracy or
                                    completeness of the information contained therein, such counsel has no reason to believe that the registration statement at the time it became effective or the prospectus contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

                          (e) that, to the best of such counsel's knowledge, the descriptions in the registration statement and the prospectus, and any amendments or supplements thereto, of all legal and governmental matters and all contracts and other legal documents or instruments described therein are accurate and fairly present the information required to be stated therein concerning such matters, contracts, documents and instruments;

                          (f) that such counsel does not know of any legal or governmental proceedings, pending or threatened, required to be described in the registration statement or prospectus, or any amendment or supplement thereto, which are not described as required, nor of any contracts or documents or instruments of a character required to be described in the registration statement or prospectus; or any amendment or supplement thereto, or to be filed as exhibits to the registration statement which are not described or filed as required. Such opinion shall be in such form as is customary for similar opinions delivered by such counsel so long as such form is acceptable to the underwriters.

                 (5) If the Company is required by the underwriters, if any, of the securities registered in a registration under this Section 9.3 to deliver a letter from the independent certified public accountants of the Company to such underwriters in connection with such registration, and if requested by any holders of Restricted Securities participating in such registration, use its best efforts to furnish such letter to such holders on the day of delivery to the underwriters, addressed to such underwriters and to such holders, providing substantially that such accountants are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement and the prospectus, and any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such letter shall additionally cover such other financial matters (including information as to the period ending not more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the holders of Restricted Securities requesting such letter may reasonably request, and shall be in such form as is customary for similar letters delivered by such certified independent public accountants so long as such form is acceptable to the underwriters.

                 (6) Use its best efforts to register or qualify the Restricted Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such selling shareholder shall reasonably request and do any and all other acts and things which may be necessary or desirable to enable such seller to consummate the public sale or other disposition in such jurisdictions of the Restricted Securities owned by such seller and covered by such registration statement.

         (g) MANAGING UNDERWRITERS. In the event holders of Restricted Securities propose to sell Restricted Securities in accordance with this Section 9.3 pursuant to an underwritten offering, the Company shall have the right to approve the managing underwriters for such offering; providing, however, that such approval shall not be unreasonably withheld.

         (h) REGISTRATION AND SELLING EXPENSES. As used herein, "Registration Expenses" shall mean all expenses incurred by the Company in complying with this Section 9.3, including, without limitation, all registration and filing fees; printing expenses; fees and disbursements of counsel for the Company; blue sky fees and expenses; and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company); and "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sales. The Company will pay all Registration Expenses in connection with the registration pursuant to Section 9.3. All Selling Expenses in connection with each registration pursuant to this Section 9.3 shall be borne by the Company and the selling shareholders pro rata in proportion to the securities covered thereby being sold by them.

         (i) STANDOFF AGREEMENT. Investor agrees in connection with any registration of the Company's securities that, upon the request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Restricted Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time from the effective date of such registration as the underwriters may specify, provided that all officers and directors of the Company and all other holders of the Securities of the Company enter into similar agreements. Such agreement shall be in writing and in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restrictions until the end of such period.

         (j) INDEMNIFICATION. In the event of a registration of any of the Restricted Securities under the Securities Act pursuant to this Section, the Company will indemnify and hold harmless the seller of such Restricted Securities and each underwriter of such Restricted Securities and each other person, if any, who controls such seller or underwriter within the meaning of
                 Section 15 of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained on the effective date thereof in any registration statement under which such Restricted Securities are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller and each such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with their investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller or underwriter specifically for use in the preparation thereof; and provided, further, that if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Company shall not have any liability with respect thereto to
                 (i) the seller or any person who controls such seller within the meaning of Section 15 of the Securities Act, if the seller delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person or (ii) any underwriter or any person who controls such underwriter within the meaning of Section 15 of the Securities Act, if such underwriter delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented to such person at or prior to the written confirmation of the sale to such person.

                 In the event of any registration of any of the Restricted Securities under the Securities Act pursuant to this Section, each seller of such Restricted Securities, severally and not jointly, will indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of
                 Section 15 of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against any and all such losses, claims, damages or liabilities referred to in the first paragraph of this Subsection, if the statement, alleged statement, omission or alleged omission in respect of which such loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; provided, however, that if any losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, such seller shall not have any such liability with respect thereto to the Company, any person who controls the Company within the meaning of
                 Section 15 of the Securities Act, any officer of the Company who signed the registration statement or any director of the Company, if the Company delivered a copy of the preliminary prospectus to the person alleging such losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

         (k) TERMINATION OF CONDITIONS AND OBLIGATIONS. Except for the Company's indemnification obligation contained in Subsection 9.3(j), the obligations and conditions precedent imposed by this Section shall cease and terminate as to any of such Restricted Securities when (i) such securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement covering such securities or (ii) such time as an opinion of counsel with respect to free transferability shall have been rendered pursuant to Subsection 4.1(f)(i) above.

         (l) AMENDMENTS OF REGISTRATION RIGHTS. Without the written consent of the holders of 51% of the total number of shares which would, at the time of such calculation, constitute Restricted Securities, the Company shall not amend this
                 Section 9.3, or enter into any agreement with any holder or prospective holder of any securities of the Company which would grant to such holder or prospective holder rights superior to or in conflict with any rights conferred upon the Investor and other holders of Restricted Securities under this Section.

9.4 COMPANY ACTION. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the provisions of this Article, but will at all times in good faith assist in carrying out all of its actions as may be reasonably necessary or appropriate in order to protect the rights of the Investor and other holders of Restricted Securities.


                                   ARTICLE X

                                 MISCELLANEOUS

10.1 ENTIRE AGREEMENT. This Agreement (together with any attachments or exhibits) constitutes the entire agreement between the Company and the Investor relating to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein.

10.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without application of the choice of laws provisions of such laws.

10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5 HEADINGS. The headings used in this Agreement are for convenience and shall not by themselves be considered in construing or interpreting this Agreement.

10.6 NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon either (a) personal delivery; (b) one day after facsimile transmission to the facsimile number indicated below and evidenced by a written record of completed transmission to such number; or (c) five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the following address, or to such other address as the party may designate by ten
(10) days' advance written notice to the other party:

         If to the Investor:

                 Eli Lilly and Company
                 Lilly Corporate Center
                 Indianapolis, Indiana  46285
                 Attn:       General Counsel
                 Facsimile #:  317-276-9152

         If to the Company

                 Ophidian Pharmaceuticals, Inc.
                 5445 East Cheryl Parkway
                 Madison, WI  53711
                 Attn:  Douglas Stafford, President
                 Facsimile #:  608-277-2395
                 (with a copy to LaFollette & Sinykin,
                          Attn:   Michael E. Skindrud
                                  One East Main Street
                                  Madison, WI  53703
                 Facsimile #:  608-257-3911)


10.7 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and deliver of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof by or on behalf of the

Investor; provided, however, that such representations and warranties need only be accurate as of the date of such execution and delivery and as of the Closing.

10.8 FINDER'S FEES. Each party agrees to indemnify and hold harmless the other party from and against any liability for any commission or compensation in the nature of investment banking or finder's fees in connection with the transactions contemplated by this Agreement (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, employees or representatives is responsible.

10.9 EXPENSES. Irrespective of whether the Closing is effected, the Company and the Investor will each pay their respective legal and other fees and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

10.10 AMENDMENTS AND WAIVERS. Except as expressly provided in this Agreement, any provision of this Agreement may be amended only by the mutual written agreement of the parties and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only in a written document executed by the waiving party.

10.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.



OPHIDIAN PHARMACEUTICALS, INC.               ELI LILLY AND COMPANY


By       /s/ Douglas C. Stafford             By      /s/ August M. Watanabe
  -----------------------------------          --------------------------------
         Douglas C. Stafford                         August M. Watanabe
         President                                   Executive Vice President
                                                     Science and Technology

**** Indicates where confidential material has been omitted and filed separately with the Commission

                                   EXHIBIT D

                         OPHIDIAN PHARMACEUTICALS, INC.

                       MILESTONE STOCK PURCHASE AGREEMENT

                                      WITH

                             ELI LILLY AND COMPANY

       THIS AGREEMENT ("AGREEMENT") is entered into as of the 15th day of November, 1996 ("EFFECTIVE DATE"), by and among OPHIDIAN PHARMACEUTICALS, INC., a Wisconsin corporation (the "COMPANY"), and ELI LILLY AND COMPANY, and Indiana corporation (the "INVESTOR").

                                    RECITALS

       A. Company has developed avian antibody-based technology for the treatment of Clostridium difficile associated diseases ("CDAD").

       B. Investor is engaged in the research, development, marketing, manufacture and distribution of therapeutic pharmaceutical and animal health products and health care solutions.

       C. Company and Investor have entered into a certain collaborative agreement dated June 3, 1996, (the "DEVELOPMENT AGREEMENT") with respect to the further research, development, manufacture and sale of products for the treatment of CDAD.

       D. In connection with the Development Agreement, the Investor agreed to make an initial investment in the Company pursuant to a certain stock purchase agreement dated June 3, 1996, (the "INITIAL STOCK PURCHASE AGREEMENT") and to make certain subsequent milestone equity investments in exchange for Company stock at the occurrence of certain defined events (the "MILESTONE EVENTS").

       E. A Milestone Event has occurred and the parties desire to effect the milestone equity investment required by the Development Agreement.

                                   AGREEMENT

       In consideration of the foregoing, and the covenants and promises contained in this Agreement, Company and Investor agree as follows:

                                   ARTICLE I

                           INCORPORATION BY REFERENCE

       As of the date of this Agreement, except for Sections 1.1, 1.2, 2.2, 2.3, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.17, 2.19, 2.20, 2.21,
2.22, 2.23, 2.24, 2.25, 2.26, 2.27, 2.28, 2.29, 2.30, 2.31, 2.32 and Article VI
of the Initial Stock Purchase Agreement, all the terms, definitions, provisions, representations, warranties and obligations of the Initial Stock Purchase Agreement are hereby incorporated by reference, in their entirety, to apply in full force and effect with respect to the purchase and sale of Shares as described in Article II of this Agreement as if the same were made as of the date of this Agreement.

                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

2.1 PURCHASE AND SALE. Subject to the terms and conditions hereof, the Investor agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, 545,454 shares of the Company's common stock, $.0025 par value (the "Shares"), at a price of $5.50 per share for a total purchase price of $2,999,997.00 (the "Purchase Price").

2.2 THE CLOSING. The closing ("Closing") of the purchase and sale of the Shares shall be held on November 20, 1996, or at such other time as the Company and Investor shall mutually agree. At the Closing, the Company shall deliver the Shares to the Investor upon delivery to the Company by the Investor of a check drawn on a U.S. bank or wire transfer of funds in the amount of the Purchase Price. The Shares to be delivered to the Investor will be evidenced by a single certificate registered in the Purchaser's name.

                                  ARTICLE III

       In addition to the representation and warranties made by the Company under Article I above, the Company also represents and warrants to the Investor as follows:

3.1 CAPITALIZATION. Immediately prior to the Closing, the authorized capital of the Company will consist of:

       (a) COMMON STOCK. 22,400,000 shares of common stock, $0.0025 par value, of which 6,738,312 shares are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, non-assessable, outstanding. A true and correct list of all five percent (5%) shareholders has been furnished to the Investor.

       (b) OTHER SECURITIES. Except with respect to (i) the Company's stock option plan as described below, (ii) a Stock Warrant dated January 17, 1990, and amended on February 8, 1991, issued to Fitchburg Research Park Associates enabling it, under certain circumstances, to purchase 114,290 shares of Company common stock at a purchase price of $0.0025 per share, and (iii) a certain Consulting Agreement dated May 19, 1994, enabling the consultant to purchase 200,000 shares of Company common stock at a purchase price of $4.50 per share, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from or by the Company of any shares of its capital stock. Options to purchase 461,889 shares of the Company's common stock have been issued pursuant to the Company's stock option plan for employees, officers and directors and are currently outstanding. 657,160 shares of the Company's common stock are currently reserved for issuance pursuant to such plan.

3.2 FINANCIAL STATEMENTS. The Company has furnished the Investor with the audited financial statements (balance sheet, statement of operations and statement of cash flows) of the Company as of and for the year ending September 30, 1995, together with the accompanying notes and report of the Company's independent auditors together with unaudited financial statements for the interim period ended September 30, 1996 (such audited and unaudited financial statements are collectively referred to as the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and are consistent with each other.

3.3 DEVELOPMENT AGREEMENT. The Company is not in violation or breach of any provisions, representations, warranties or obligations set forth in the Development Agreement.

3.4 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any provision of the Company's Articles of Incorporation or Bylaws; (b) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (c) any material contract, obligation or commitment to which the Company is a party or by which it is bound; or (d) to the Company's knowledge, any statute, rule or governmental regulation applicable to the Company.

3.5 NO MATERIAL LIABILITY. As of the date of this Agreement, there are no outstanding material liabilities except for those that are set forth in the Financial Statements.

3.6 DISTRIBUTION. As of the date of the Financial Statements, there has been no declaration or payment by the Company of any dividend, nor any distribution by the Company of any assets of any kind, to any of its shareholders with respect to any of the Company's securities, except as set forth in the Financial Statements.

3.7 CONFLICT OF INTEREST. The Company and its executive officers have no interest (other than as holders of securities of a publicly-traded company) that are material to the Company's ability to meet its responsibilities and obligations under this Agreement and the Development Agreement, either directly or indirectly, in any entity, including, without limitation thereto, any corporation, partnership, joint venture, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, or designs, produces and/or sells any products, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to become engaged; (ii) is a supplier, customer, or creditor of the Company, or has an existing contractual relationship with any of the Company's managing employees; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the Company's business.

3.8 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, reasonably sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has also obtained any other insurance coverages with respect to risks associated with its business in such amounts as are customary in its industry.

                                   ARTICLE IV

             CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT THE CLOSING

The obligations of the Investor under this Agreement to purchase the Shares from the Company are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the
Investor:

4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article I and Article III of this Agreement shall be true on and as of the Closing with the same effect as though such representation and warranties had been made on and as of the Closing.

4.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Investor a certificate dated as of the Closing, executed by an executive officer of the Company and in a form reasonably acceptable to the Investor, certifying that the conditions set forth in Sections 4.1 and 4.2 have been satisfied and that there has been no material adverse change in the assets, properties, prospects, condition, affairs, operations or business of the Company, as now conducted or as proposed to be conducted, since the date of this Agreement.

4.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings taken by the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such documents as it may have reasonably requested.

4.5 OPINION OF COUNSEL. The Investor shall have received an opinion from the Company's counsel, dated as of the Closing and in a form and substance reasonably acceptable to the Investor, to the effect that:

       (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and the Company has the requisite corporate power and authority to own its properties and to conduct its business;

       (b) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement. This

              Agreement has been duly and validly authorized by the Company, duly executed and delivered by an authorized officer of the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by law affecting the rights of creditors generally;

       (c) The capitalization of the Company is as set forth in this Agreement;

       (d) The certificates representing the Shares are in due and proper form and have been duly and validly executed by the officers of the Company named thereon;

       (e) The execution, delivery, performance and compliance with the terms of this Agreement do not violate any provision of the Company's Articles of Incorporation or By-laws and, to the best of such counsel's knowledge, do not conflict with or constitute a default under the provisions of any judgment, writ, decree, order or agreement to which the Company is a party or by which it is bound, which conflict or default would be materially adverse to the Company.

       (f) All consents, approvals, orders or authorizations of, and all qualifications, registrations, designations, declarations, or filings with, any federal, state of incorporation or principal place of business governmental authority required to be made prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement have been obtained, and are effective, as of the Closing and such counsel is not aware of any proceedings, or threat thereof, which question the validity thereof;

       (g) Based in part upon the representations of the Investor set forth in this Agreement, the offer and sale of the Shares pursuant to the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and from any state qualification requirements of the Company's state of incorporation and principal place of business;

       (h) Such counsel is not aware of any action, proceeding or investigation pending against the Company or any of its officers, directors, or employees, or that any of the foregoing has received any threat thereof, which questions the validity of this

              Agreement, or the right of the Company or its officers or directors to enter into this Agreement.

       (i) The Shares have been duly and validly authorized and issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable and not subject to any preemptive rights, liens, claims or encumbrances, or other restriction on transfer, except as set forth in this Agreement.


       IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.


OPHIDIAN PHARMACEUTICALS, INC.             ELI LILLY AND COMPANY



By                                         By
  ---------------------------------          ---------------------------------
       Douglas C. Stafford                        August M. Watanabe
       President                                  Executive Vice President
                                                  Science and Technology

**** Indicates where confidential material has been omitted and filed separately with the Commission

                                   EXHIBIT E

                           IMMUNOLOGY INVESTIGATIONS


*****************************************************************
*****************************************************************
*****************************************************************
*****************************************************************
*****************************************************************

OPHIDIAN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
5445 East Cheryl Parkway, Madison, WI  53711            Phone:  (608) 271-0878
                                                        Fax:    (608) 277-2395

                                   EXHIBIT F

                                          DR. DOUGLAS STAFFORD, PRESIDENT & CEO
                                          OPHIDIAN PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE                     (608) 271-0878

                                          JAMES P. KAPPEL
                                          ELI LILLY AND COMPANY
                                          (317) 276-5795

          LILLY AND OPHIDIAN TEAM UP TO DEVELOP A NEW, NON-ANTIBIOTIC
                THERAPY FOR SERIOUS GASTROINTESTINAL INFECTIONS

June 4, 1996, Indianapolis, IN; Madison, WI. Eli Lilly and Company and Ophidian Pharmaceuticals, Inc. announced today that they will jointly develop a new type of pharmaceutical for the treatment of gastrointestinal infections. The collaborative effort will first focus on developing Ophidian's lead compound to treat Clostridium difficile - associated diseases (CDAD). CDAD is a serious diarrheal disease that results from broad-spectrum antibiotic therapy of other infections and is increasing at an alarming rate worldwide. Unlike currently available antibiotics used to treat CDAD, the new compound selectively targets toxins produced by the disease-causing microbe and not the intestine's normal microbes. This approach should provide more effective management of CDAD.

Under the agreement, Ophidian could receive up to $12.4 million in equity investments, milestone and other precommercial payments and will manufacture the compound for Lilly. Lilly will conduct clinical testing, register and market of the drug worldwide. In addition, the companies will begin to negotiate an agreement for the supply of Ophidian's companion CDAD diagnostic product.

The overuse of powerful, broad-spectrum antibiotics has led to a growing medical problem of antibiotic resistance and opportunistic infections. "Broad-spectrum antibiotics indiscriminately destroy both the good and the bad bacteria" comments Dr. Dennis Maki, Head, Section of Infectious Diseases, at the University of Wisconsin Hospitals and Clinics. "Some bacteria that escape through resistance, and others like C. difficile that sprout like weeds in the barren gut, multiply at an alarming rate--especially in hospitals," explains

Dr. Maki. The normal bacterial residents of the gut keep C. difficile in check. When this ecological balance is altered by antibiotics, C. difficile can take over.

CDAD now affects hundreds of thousands of hospitalized patients worldwide. Already weakened by other conditions, infected patients often develop diarrhea, but some progress to a more debilitating or life-threatening form of the disease--colitis. CDAD also adds considerably to treatment and containment costs, imposing a growing economic burden on hospitals.

Antibiotics used to treat CDAD, while effective, further devastate the intestinal microbial ecology--thereby promoting selection and over growth of drug-resistant microbes in the gut. One intestinal bacterial species, the enterococcus, are now resistant to virtually all antibiotics. To address this difficult issue, Ophidian developed an antibody that specifically targets the toxins of C. difficile, thus allowing the normal bacteria to recover and contribute to the patient's natural defenses.

Comments August Watanabe, M.D., Lilly Executive Vice President, Science and Technology, "As a leader in the treatment of infectious diseases, Lilly is committed to providing solutions to unmet medical needs, such as this difficult problem. Ophidian's technology offers the potential for more effective CDAD therapy while helping to preserve the usefulness of essential antibiotics."

"While still early in the development process Ophidian has collected extensive preclinical data showing the compound's efficacy in animals," says Dr. Douglas Stafford, President and Chief Executive Officer of Ophidian. "To make this approach work, we had to combine several scientific and manufacturing strengths. First we focused on discovering what parts of the disease process make the best drug target. Then we designed antibodies that block this target and found a way to get these antibodies through the digestive system to the diseased parts of the gut. What we now have is a technology which has the potential to create an expanding family of products to manage gastrointestinal infections. Lilly's unparalleled strengths in biologic products and infectious disease management make them a perfect partner for this product," adds Stafford.

Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, IN, that is dedicated to creating and delivering superior health care solutions--by combining pharmaceutical innovation, existing pharmaceutical technology, disease prevention and management, and information technologies--in order to provide customers worldwide with optimal clinical and economic outcomes.

Ophidian is a privately-held biopharmaceutical firm headquartered in Madison, WI, focused on the discovery and development of new drugs to prevent and treat infectious diseases. Ophidian's proprietary technologies for the production and oral delivery of pathogen-specific anti-infectives have opened a new pathway to the management of gastrointestinal infections that does not lead to antibiotic resistance or opportunistic infections.

**** Indicates where confidential material has been omitted and filed separately with the Commission

                                Schedule 8.2

                          MANUFACTURING MILESTONES

Section 8.2(a) Manufacturing Milestone:

       *********************************************************
       *********************************************************

Section 8.2(b) Manufacturing Milestone:

       *********************************************************
       *********************************************************

Section 8.2(c) Manufacturing Milestone:

       *********************************************************
       *********************************************************

 ****   Indicates where confidential material has been omitted and filed separately with the Commission

                                Schedule 1.20

                                Lilly Patents


                         ***************************

                                Schedule 1.26

                              Ophidian Patents



United States Patent Appln. Serial No. 07/985,321, filed 12/4/92

PCT Patent Appln. No. PCT/U.S. 93/11755, filed 12-4-93

United States Patent Appln. Serial No. 08/329,154, filed 10/24/94

United States Patent Appln. Serial No. 08/422,711, filed 4/14/95

United States Patent Appln. Serial No. 08/456,997, filed 6/1/95

Canadian Patent Appln. No. 2150935, filed 6/2/95

United States Patent Appln. Serial No. 08/456,847, filed 6/1/95

United States Patent Appln. Serial No. 08/480,604, filed 6/7/95

United States Patent Appln. Serial No. 08/161,907, filed 12/2/93

PCT Patent Appln. No. PCT/U.S. 94/03765, filed 4/6/94

PCT Patent Appln. No. PCT/U.S. 95/13737, filed 10-23-95

United States Patent Appln. Serial No. 08/457,890, filed 6/1/95

Australian Patent Appln. No. 66538/94, filed 7/3/95

EPC Patent Appln. No. 94 903 438.3, filed 6/12/95

United States Patent Appln. Serial No. 08/457,048, filed 6/1/95

 **** Indicates where confidential material has been omitted and filed separately with the Commission

                                Schedule 9.2

                      Projected Sales at Effective Date


*********************************************************************
*********************************************************************

 **** Indicates where confidential material has been omitted and filed separately with the Commission Schedule A-2

               Base Bulk Drug Substance Manufacturing Process


1.      ***************************************************************
*******************************************************************************
*******************************************************************************.

2.      ***************************************************************
*******************************************************************************
*******************************************************************************.

3.      ***************************************************************
*******************************************************************************
*******************************************************************************.